UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2007

Dear Raytheon Stockholder:

I am pleased to invite you to attend Raytheon’s 2007 Annual Meeting of Stockholders on Wednesday, May 2, 2007. The meeting will begin promptly at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia. For your convenience, we are pleased to offer a live webcast (audio only) of the annual meeting at www.raytheon.com.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and provides information about our director candidates.

The Board’s commitment to sound corporate governance practices remained strong in 2006. We amended our by-laws to provide for majority voting of directors in uncontested elections, building upon our previously established majority voting policy. We also strengthened and clarified the duties and responsibilities of our Lead Director as described in our Governance Principles to ensure that this independent leadership role, which is currently filled by Michael Ruettgers, former Chairman and CEO of EMC Corporation, is more robust than ever before.

These changes, which are discussed in more detail in the proxy statement, enhance our already leading governance structure that has taken shape over recent years with measures such as moving to the annual election of directors and terminating our stockholder rights plan (the so-called “poison pill”). Moreover, we continue to have a strong, independent Board, with each and every one of my fellow Board members qualifying as independent under the New York Stock Exchange’s and our independence standards.

In the spirit of transparency, we also have embraced the new SEC executive compensation disclosure rules, as you will see in the more detailed and extensive disclosures in this proxy statement. The goal is to help you better understand our compensation policies and practices. You are also encouraged to visit our website, www.raytheon.com, which highlights our business, ethics and corporate governance practices. You will find there many of the governance and ethics documents that are referenced in the proxy statement.

I look forward to sharing more information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	May 2, 2007

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia

Record Date:	Stockholders of record at the close of business on March 8, 2007 are entitled to notice of and to vote at the meeting.

Purpose:	(1) Elect nine directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected.

(2) Ratify the selection of PricewaterhouseCoopers LLP as Raytheon’s independent auditors.

(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

March 21, 2007

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on May 2, 2007 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 21, 2007 to holders of shares of our common stock as of March 8, 2007, the record date for the meeting.

You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, New York 11717. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder. You should bring a letter or account statement showing that you are the beneficial owner of our common stock on the record date in order to be admitted to the meeting without an admission ticket.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 1, 2007. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 8, 2007, there were 448,211,636 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the stockholder of record of your dividend reinvestment plan shares. The administrator will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

Required Vote—Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the votes cast “for” that nominee must exceed the votes “against.” An abstention does not count as a vote cast. Moreover, our Governance Principles require any incumbent nominee who fails to receive such a majority vote to submit an offer to resign to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 5.

Required Vote—Ratification of Auditors

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (NYSE) considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal without instructions from the beneficial owner.

Stockholder Proposals

The affirmative vote of the holders of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the stockholder proposals. An abstention is treated as present and entitled to vote on the stockholder proposals and therefore has the effect of a vote against each proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposals and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, stockholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2006 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our web site at www.raytheon.com. If you are a street name holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call ADP Investor Communications Services toll-free at 1-800-542-1061. If you are a record holder and wish to revoke your consent and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and our 2006 Annual Report are also available on our web site at www.raytheon.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You also may elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.raytheon.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number or until you cancel your election at www.raytheon.com. You do not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay D. F. King a fee of $14,000 plus out-of-pocket expenses for these services.

As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (AST). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Shareholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Raytheon information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2006, none of our directors, executive officers or 10% stockholders failed to file a required report on time except for a Form 4 reporting the sale of 100 shares of our common stock that was filed five days late on behalf of Charles E. Franklin, an executive officer.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and Raytheon. Our key governance documents are described below and may be found on our web site at www.raytheon.com.

Governance Principles

The Board has adopted Governance Principles which provide the framework for the oversight of our business and operations. The Governance Principles address, among other things, the following:

•

A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation and Governance and Nominating Committees must consist entirely of independent directors.

•

The non-management directors designate a lead director with the role and responsibilities set forth in the Governance Principles. More information regarding the lead director’s role and responsibilities may be found on page 6 under the heading “Lead Director.”

•

In conjunction with its adoption of the majority of votes cast standard, the Board has adopted a director resignation policy providing that an incumbent director who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. More information regarding the majority of votes cast standard for directors may be found on page 5 under the heading “Majority Voting for Directors.”

•	The Board has adopted stock ownership guidelines applicable to directors and officers.

•	The Board periodically reviews our long-term strategic and business plans.

•	The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•	The Board engages in an annual ethics education program.

The Governance Principles may be found on our web site at www.raytheon.com and are also available in print to any stockholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a current partner or employee of an internal or external auditor of Raytheon or a partner or employee of an internal or external auditor of Raytheon who personally worked on the Raytheon audit;

•	an executive officer of a public company that has on the compensation committee of its board an executive officer of the Raytheon;

•	a paid advisor or consultant to Raytheon receiving in excess of $100,000 per year in direct compensation from Raytheon (other than fees for service as a director); and

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will be not considered independent if he or she, or an immediate family member,

has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of Raytheon who participates in such firm’s audit, assurance or tax compliance practice.

The Board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the Board has reviewed Raytheon’s relationships with organizations with which our directors are affiliated and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the Board has determined that, except for William H. Swanson, our Chairman and CEO, each director satisfies the criteria and is independent.

Director Nomination Process

The Governance and Nominating Committee considers director candidates from diverse sources and welcomes suggestions from stockholders. While the Committee has not established specific minimum age, education, experience or skills qualifications, the Committee looks for candidates who possess a range of diverse experience, knowledge and business judgment. The Committee’s goal is to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee will carefully consider all candidates on the basis of the candidate’s background and experience. The Committee will review the candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determine whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, MA 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site under the heading “About Us/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2008 annual meeting of stockholders, we must receive this notice between January 3, 2008 and February 2, 2008.

Majority Voting for Directors

In 2006, the Board, upon the recommendation of the Governance and Nominating Committee, approved an amendment to our By-Laws to adopt a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard will continue to be a plurality of votes cast.

In conjunction with the adoption of the majority of votes cast standard, the Board also amended the director resignation policy contained in the Governance Principles to provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director will continue to serve.

In addition to the adoption of the majority of votes cast standard, the Board maintains the following policies and processes which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process by which stockholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing stockholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to stockholders.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and a Conflict of Interest Policy which apply to all officers, directors, employees and representatives. The Code of Conduct and the Conflict of Interest Policy are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Conduct, including Conflict of Interest, Insider Trading, Discrimination and Harassment, Confidentiality, and compliance with all laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. We provide annual ethics education for all directors, officers and employees. The Code of Conduct is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

In addition to complying with the Code of Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President—Business Ethics any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through our anonymous, confidential toll-free hotline.

Certain Relationships and Related Transactions

We do not currently provide personal loans to our executive officers or directors. The following loan was made prior to the adoption of the Sarbanes-Oxley Act of 2002. In 1999, we provided William H. Swanson an interest-free loan of $1,000,000 to assist him in his relocation from Washington, D.C. to California. The loan was secured by a mortgage on Mr. Swanson’s home. In connection with the reorganization of our defense businesses, Mr. Swanson subsequently relocated from California to Massachusetts and the loan became secured by a mortgage on Mr. Swanson’s Massachusetts home. The highest amount outstanding during 2006 was $630,000 and the principal amount of such loan as of the date of this proxy statement was $410,000.

In January 2007, the Board, upon the recommendation of the Governance and Nominating Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Governance and Nominating Committee of certain transactions or relationships involving Raytheon and its directors, executive officers, certain stockholders and their affiliates. In reviewing a transaction or relationship, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

Lead Director

In December 2002, the Board created the position of lead director. The Board believes that a lead director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon’s management and affairs. The lead director shall be independent as determined by the Board in accordance with the criteria included in our Governance Principles and summarized above. The lead director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a lead director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and designation of the lead director.

In 2006, the Board elected Michael C. Ruettgers as lead director following the retirement of Warren B. Rudman from the Board.

Communication with the Board

Anyone who has a concern about our conduct may communicate that concern directly to the lead director on behalf of the non-management directors as a group. You may contact the lead director in writing care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the lead director electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” These matters will be referred to the lead director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Raytheon Company, Post Office Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “About Us/Corporate Governance.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Policy on Shareholder Rights Plans

We do not have a shareholder rights plan. The Board will obtain stockholder approval prior to adopting a shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it will expire within one year of adoption unless ratified by stockholders.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Conduct and other policies and practices relevant to our business and operations, and participation in customized director education workshops and attendance at director education institutes. We engage in annual ethics education for all directors. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters, and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of Board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the lead director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee and Executive Committee. Each committee’s charter (other than the Executive Committee) is published on our web site at www.raytheon.com under the heading “About Us/Corporate Governance” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02541 or by emailing invest@raytheon.com.

The table below provides membership information for the Board and each committee as of the date of this proxy statement. During 2006, the Board met 11 times. The Board and certain committees also engaged in other discussions, conference calls and took other actions during 2006 apart from these meetings. During 2006, the average attendance for directors at Board and committee meetings was 95% and no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the annual meeting of stockholders. In 2006, all of the directors attended the annual meeting.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Executive Committee
Independent Directors(1)
Barbara M. Barrett		X	X
Vernon E. Clark	X		X	X
Ferdinand Colloredo-Mansfeld	X			X
John M. Deutch		Chair			X
Frederic M. Poses	X		X
Michael C. Ruettgers					X
Ronald L. Skates	Chair	X			X
William R. Spivey			Chair	X	X
Linda G. Stuntz	X			Chair	X

Inside Director
William H. Swanson					Chair

Number of Meetings in 2006	10	4	7	4	0

(1)	In May 2006, both Thomas E. Everhart and Warren B. Rudman retired from the Board.

Audit Committee

The Audit Committee:

•	Monitors the integrity of our financial statements;

•	Monitors the independent auditor’s qualifications and independence;

•	Monitors the performance of our internal audit function and independent auditors;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Prepares the audit committee report found on page 44 under the heading “Audit Committee Report”;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditor;

•	Reviews annual and periodic reports and earnings press releases;

•

Has established a process for employees and others to confidentially or anonymously report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process may be found on page 6 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Business Ethics and Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the NYSE and the SEC. The Board also has determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience, training and education.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the Chief Executive Officer and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation;

•	Receives periodic assessments from the Chief Executive Officer regarding succession planning for senior management positions;

•	Administers and makes awards under our equity compensation plans;

•	Reviews the “Compensation Discussion and Analysis” section of this proxy statement found on page 18;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The MDCC also carries out the responsibilities summarized above. The agenda for the meetings of the MDCC is determined by its Chair, with the assistance of our Senior Vice President – Human Resources and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. The Chair reports the MDCC’s recommendations on executive compensation to the Board. Using its authority to hire independent advisors, the MDCC has engaged Watson Wyatt Worldwide, an independent compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups, provide the MDCC with a report on peer compensation trends, and perform related services. For more information on the MDCC, see the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 18.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transaction Policy;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

Public Affairs Committee

The Public Affairs Committee:

•

Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics and compliance;

•	employment practices;

•	regulatory compliance (except financial matters and certain governance matters);

•	charitable contributions;

•	government relations;

•	community and university relations; and

•	crisis management and emergency preparedness;

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Barbara Barrett	$93,000		$82,906	—	—	—	—		$175,906
Vernon Clark	$83,500		$58,920	—	—	—	$5,000	(3)	$147,420
Ferdinand Colloredo-Mansfeld	$86,500		$82,906	—	—	—	—		$169,406
John Deutch	$87,250		$82,906	—	—	—	—		$170,156
Thomas Everhart(4)	$39,500		$23,986	—	—	—	—		$63,486
Frederic Poses	$86,500		$82,906	—	—	—	$5,000	(3)	$174,406
Warren Rudman(5)	$57,000	(6)	$35,653	—	—	—	$90,000	(7)	$182,653
Michael Ruettgers	$103,500		$107,136	—	—	—	—		$210,636
Ronald Skates	$106,500	(8)	$82,906	—	—	—	$5,000	(3)	$194,406
William Spivey	$92,250		$82,906	—	—	—	—		$175,156
Linda Stuntz	$91,250		$82,906	—	—	—	—		$174,156

(1)	Consists of the amounts described below:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Barbara Barrett	Chair, Public Affairs Committee (partial year)	$60,000	$2,500	$30,500
Vernon Clark	Director	$60,000	—	$23,500
Ferdinand Colloredo-Mansfeld	Director	$60,000	—	$26,500
John Deutch	Chair, Governance Committee (partial year)	$60,000	$3,750	$23,500
Thomas Everhart	Chair, Governance Committee (partial year)	$30,000	$2,500	$7,000
Frederic Poses	Director	$60,000	—	$26,500
Warren Rudman	Lead Director (partial year) Chair, Compensation Committee (partial year)	$30,000	$14,500	$12,500
Michael Ruettgers	Lead Director (partial year)	$60,000	$18,000	$25,500
Ronald Skates	Chair, Audit Committee	$60,000	$15,000	$31,500
William Spivey	Chair, Compensation Committee (partial year)	$60,000	$3,750	$28,500
Linda Stuntz	Chair, Public Affairs Committee (partial year)	$60,000	$3,750	$27,500
(2)	These amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R) for restricted stock awards granted to the directors. FAS 123R expense for the restricted stock awards is recognized over the vesting period based upon the intrinsic value method. The awards for which expense is shown in this table include the awards described below, which were granted in 2006, as well as awards granted in 2005 for which we continued to recognize expense in 2006.

The aggregate numbers of shares of restricted stock held by each director as of December 31, 2006 were as follows:

Director	Restricted Stock (#)	Options
Barbara Barrett	1,933	—
Vernon Clark	1,933	—
Ferdinand Colloredo-Mansfeld	1,933	—
John Deutch	1,933	—
Thomas Everhart	—	—
Frederic Poses	1,933	—
Warren Rudman	—	—
Michael Ruettgers	2,715	—
Ronald Skates	1,933	—
William Spivey	1,933	—
Linda Stuntz	1,933	—

The following table shows the shares of restricted stock awarded to each director during 2006, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Barbara Barrett	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
Vernon Clark	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
Ferdinand Colloredo-Mansfeld	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
John Deutch	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
Frederic Poses	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
Michael Ruettgers	5/3/06	2,520	$115,592
	7/26/06	195	$8,962
Ronald Skates	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
William Spivey	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
Linda Stuntz	5/3/06	1,738	$79,772
	7/26/06	195	$8,962
(3)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees.
(4)	In May 2006, Mr. Everhart retired from the Board.
(5)	In May 2006, Mr. Rudman retired from the Board.
(6)	Mr. Rudman elected to defer $56,000 of this amount until retirement under our Deferred Compensation Plan.
(7)	This amount represents $90,000 paid pursuant to a consulting agreement entered into by Raytheon and Mr. Rudman after his retirement from the Board. This amount does not include $984,628 which was distributed to Mr. Rudman upon his retirement from the Board from our Deferred Compensation Plans. Such deferred amounts included $285,248 which represents the fair market value on May 16, 2006 of 6,137 shares of vested stock that had been deferred, and a cash payment of $699,380 representing total Board/ Committee retainer and meeting fees that had also been earned and deferred under our Deferred Compensation Plans.
(8)	Mr. Skates elected to receive $67,500 of this amount in the form of our common stock.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2006 are described below.

Annual Retainers.    All non-employee directors received an annual board cash retainer fee of $60,000. In addition, certain non-employee directors received the following supplemental annual retainers in 2006:

Lead Director	$24,000
Governance and Nominating Committee Chair	5,000
Audit Committee Chair	15,000
Management Development and Compensation Committee Chair	5,000
Public Affairs Committee Chair	5,000

Meeting Fees.    Our non-employee directors received meeting fees in 2006 as follows:

•	$ 1,500 for each board or committee meeting attended in person; and

•	$ 500 for each board or committee meeting held by teleconference.

Equity Awards.    Each non-employee director also received an annual grant of $80,000 of restricted stock ($116,000 in the case of the lead director). These grants were made under the 1997 Nonemployee Directors Restricted Stock Plan and are entitled to full dividend and voting rights. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of shareholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. On July 26, 2006, the Board approved an additional grant of $9,000 of restricted stock for each director. In 2006, although we reduced the number of regularly scheduled Board/Committee meetings per year, we extended the meetings from one to two days.

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a general insurance policy which provides non-employee directors with up to $100,000 per incident in travel accident insurance when on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match gifts up to $5,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainer in shares of our common stock which can be received currently or deferred.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by stockholders. The Board has nominated Barbara M. Barrett, Vernon E. Clark, John M. Deutch, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that expire at the annual meeting in the year 2008. Ferdinand Colloredo-Mansfeld is retiring from the Board effective May 2, 2007 and therefore is not standing for re-election. Mr. Colloredo-Mansfeld has served on the Board since 1987. We gratefully acknowledge his dedicated service and numerous contributions to the Company.

We have included below the principal occupation and other information about the nominees. The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board.

Nominees for Election

BARBARA M. BARRETT

•	Director of the Company since 1999.

•	International business and aviation attorney, 1978—Present.

•	Monfort Professor-in-Residence Lecturer, Colorado State University, 2006—Present.

•	Chairman, U.S. Advisory Commission on Public Diplomacy, 2003—present.

•	Fellow at the Institute of Politics at Harvard University in 1999; current member of the Senior Advisory Board.

•

Former President and Chief Executive Officer of the American Management Association; former Deputy Administrator of the Federal Aviation Administration; and former Vice Chairman of the Civil Aeronautics Board.

•	Past Chairman, Board of Trustees of Thunderbird, The Garvin School of International Management.

•	Director: Exponent, Inc. (multidisciplinary scientific and engineering firm); member of the Corporate Governance and Nominating Committee and Chairman of the Human Resources Committee.

•	Affiliations: The Smithsonian Institution, Mayo Clinic, The Space Foundation, Horatio Alger Association and Aerospace Corporation.

•	Age 56.

VERNON E. CLARK

•	Director of the Company since December 2005.

•	Chief of Naval Operations from July 2000 to July 2005 (retired from the United States Navy in September 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; began as a lieutenant of a patrol gunboat and concluded as the Chief of Naval Operations.

•	Director of Rolls Royce North America.

•	Member of Board of Trustees of Regent University.

•	Member of the Defense Policy Board.

•	Age 62.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•

Director: Cheniere Energy, Inc. (liquefied natural gas receiving company); Citigroup Inc. (financial services company); Cummins Engine Company, Inc. (provider of engines and related technologies); Schlumberger Ltd. (oilfield services company). Mr. Deutch expects to resign as a Director of Schlumberger Ltd. in April 2007.

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Urban Institute.

•	Age 68.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and Chief Executive Officer of American Standard Companies, Inc. (air conditioning, plumbing and automotive braking systems manufacturer) since January 1, 2000.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 31, 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Director: American Standard Companies, Inc.; Centex Corporation (home building company).

•	Affiliations: National Center for Learning Disabilities; 92nd Street Y (NYC).

•	Trustee: Duke University School of Engineering; Eagle Hill School.

•	Age 64.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services) from January 2004 to December 2005.

•

Executive Chairman (from January 2001 to January 2004) and Chief Executive Officer (from January 1992 to January 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Trustee: Lahey Clinic; College of the Holy Cross.

•	Age 64.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•

President and Chief Executive Officer of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Director: State Street Corporation (financial services company); Courier Corporation (book manufacturer and specialty publishers).

•	Trustee Emeritus: Massachusetts General Hospital.

•	Age 65.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	Retired President and Chief Executive Officer of Luminent, Inc. (fiber-optic transmission products provider).

•	President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from October 1997 to July 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to October 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•

Director: Cascade Microtech, Inc. (advanced wafer probing solutions provider); Lyondell Chemical Company (manufacturer of basic chemicals and derivatives); Novellus Systems, Inc. (advanced process equipment provider); The Laird Group, PLC (electronics and security systems provider); ADC Telecommunications, Inc. (supplier of network infrastructure products and services).

•	Age 60.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since February 1995.

•	Partner in the law firm of Van Ness Feldman from March 1993 to February 1995.

•	Deputy Secretary of and held senior policy positions in the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Director: Schlumberger Ltd. (oilfield services company) and Chair of the Compensation Committee.

•	Age 52.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and Chief Executive Officer of the Company since July 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and Chief Executive Officer of Raytheon Systems Company from January 1998 to January 2000.

•	34-year business career at the Company including a wide range of leadership positions.

•	Director: Sprint Nextel Corporation (wireless and wireline communications services provider) and Chair of the Compensation Committee.

•	Regent: Pepperdine University.

•	Age 58.

STOCK OWNERSHIP

Five Percent Stockholders

Based solely on our examination of filings with the SEC, there was no beneficial owner of more than 5% of our common stock as of December 31, 2006.

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of February 1, 2007 for (a) each director and nominee for director, (b) our Chief Financial Officer and our three most highly compensated officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	1,623,447	(1)(2)(6)(7)
Barbara M. Barrett	15,207	(3)
Vernon E. Clark	1,933	(3)
Ferdinand Colloredo-Mansfeld	26,242	(3)(4)
John M. Deutch	10,977	(3)
Frederic M. Poses	17,632	(3)
Michael C. Ruettgers	23,497	(3)
Ronald L. Skates	14,971	(3)(5)
William R. Spivey	22,207	(3)
Linda G. Stuntz	6,707	(3)

(b)
James E. Schuster	356,991	(1)(2)(6)
Jay B. Stephens	267,859	(1)(2)(6)
David C. Wajsgras	80,000	(6)
Louise L. Francesconi	208,716	(1)(2)(6)

(c)
All directors, nominees for director and executive officers as a group (29 persons)	4,296,923	(1)(2)(3)(4)(5)(6)(7)

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson—1,118,100; Mr. Schuster—257,238; Mr. Stephens—193,081; Ms. Francesconi—154,365; all executive officers as a group—2,860,745.
(2)	Includes shares held in the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Swanson—14,690; Mr. Schuster—5,660; Mr. Stephens—81; Ms. Francesconi—4,637; all executive officers as a group—64,409.
(3)	Includes restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan: Ms. Barrett, Ms. Stuntz and Messrs. Clark, Colloredo-Mansfeld, Deutch, Poses, Skates and Spivey—1,933 shares each; and Mr. Ruettgers—2,715 shares.
(4)	Includes 6,226 shares held in trust for the benefit of the individual director. The director has the power to vote the shares held for his account. The shares were issued pursuant to our Deferral Plan for Directors.
(5)	Includes 1,000 shares held in trust as to which Mr. Skates disclaims beneficial ownership.
(6)	Includes restricted shares over which the beneficial owner has voting power as follows: Mr. Swanson—265,001; Mr. Schuster—50,500; Mr. Stephens—52,000; Mr. Wajsgras—80,000; Ms. Francesconi—46,500; all executive officers and directors as a group—867,748.
(7)	Includes vested deferred compensation equivalent to 128,250 shares of our common stock attributable to Mr. Swanson.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, whom we refer to as our named executive officers:

•	our chairman and chief executive officer, William H. Swanson,

•	our senior vice president and chief financial officer, David C. Wajsgras,

•	our executive vice president, and chief executive officer of Raytheon Aircraft Company, James E. Schuster,

•	our senior vice president, general counsel and corporate secretary, Jay B. Stephens,

•	our vice president, and president of our Missile Systems business unit, Louise L. Francesconi, and

•	our former vice president, controller and acting chief financial officer, Biggs C. Porter.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objective is to have a compensation program that will allow us to retain and attract highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance, and align the interests of our executives with our shareholders. In order to do this effectively, our program must:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•

tie a significant portion of each executive’s compensation to his or her individual performance and success in achieving our business strategy, management initiatives, and financial, operational and other goals, through variable, at-risk incentive awards;

•	provide significant upside opportunities for exceptional performance, which can result in differentiated compensation among executives based on that performance; and

•

closely align our executive’s interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a significant amount of our common stock throughout their tenure with us.

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to effectively manage our complex, global businesses. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry.

How We Determine and Assess Executive Compensation

Our Board of Directors bears the ultimate responsibility for approving the compensation of our named executive officers. The Management Development and Compensation Committee (MDCC) assists the Board in discharging these responsibilities. Information about the MDCC and its composition, responsibilities and operations can be found on page 9 under the heading “The Board of Directors and Board Committees— Management Development and Compensation Committee.”

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	market data based on the compensation levels, programs and practices of certain other companies for comparable positions; and

•	company and individual performance in five areas – financial, operational, “Six Sigma”, customer satisfaction, and people.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In 2006, we used two peer groups for these purposes:

•

A core peer group, which consists of companies who are either aerospace and defense companies or have substantial aerospace or defense businesses. We compete to varying degrees for business and talent with the companies in this core peer group.

The Boeing Company	General Dynamics Corporation
Goodrich Corporation	Honeywell International, Inc.
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and six other companies from other industries, which we selected on basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours. We used this broader peer group to ensure sufficient sample size for our market data.

3M Company	The Boeing Company
Caterpillar Inc.	Emerson Electric Co.
General Dynamics Corporation	Goodrich Corporation
Honeywell International, Inc.	ITT Corporation
Johnson Controls, Inc.	L-3 Communications Holdings, Inc.
Lear Corporation	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

We obtain information on the compensation levels, programs and practices of the companies within the core and broader peer groups annually from market surveys conducted by Watson Wyatt Worldwide, an independent compensation consulting firm engaged by the MDCC. To account for variations in peer company size, a regression analysis (with revenues as the regression variable) was used to determine size-adjusted market median values for base salaries, and for target annual and long-term incentive pay opportunities. The MDCC establishes and evaluates compensation levels for our named executive officers based on these size-adjusted market median values, as well as other factors, as discussed below. Watson Wyatt also provides the MDCC a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs.

The above peer groups are the ones we used for targeting and evaluating the compensation of our named executive officers for 2006. As our strategy changes and we leverage our capabilities into other markets, we review the peer groups annually to assure that we have the appropriate marketplace focus.

Company and Individual Performance

While market competitiveness is important, it is not the only thing we use to determine our compensation levels. To customize our compensation program and recognize company and individual performance and contribution to the enterprise, we regularly review performance in these five areas:

•

Financial—we focus on financial metrics that are good indicators of whether the company and our business units are achieving their annual or longer-term business objectives, such as bookings, sales, operating profit, free cash flow and return on invested capital.

•

Operational—we evaluate product development and program execution through the use of common marketplace tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System.

•	“Six Sigma”—we look to see how well the company, a business unit or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

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Customer satisfaction—we measure customer satisfaction through the use of customer satisfaction surveys, through performance against program cost and schedule indices, through annual customer performance assessment reports and through customer award fees.

•	People—we assess our executives’ development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce.

These five areas, considered in conjunction, provide a reasonably measurable assessment of executive performance that will build value for our shareholders. As we discuss more fully below, we look to these five areas—to varying degrees—in making most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

2006 Review of Compensation

Watson Wyatt assisted the MDCC with a marketplace assessment of our named executive officers’ 2006 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They looked at the market in terms of (i) base salaries, (ii) total cash compensation, which includes base salary and annual bonus, and (iii) total direct compensation, which includes base salary, annual bonus and longer-term incentive opportunity. With respect to Mr. Swanson only, this marketplace comparison also included benefits and perquisites. This assessment showed that

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the 2006 base salaries for our named executive officers approximated the 50th percentile of the market, except that the salaries of our chief financial officer and our general counsel were more closely aligned with the 75th percentile,

•	on a total cash basis, our named executive officers fell between the market median and the 75th percentile, and

•	on average, total direct compensation for our named executive officers approximated the market median.

Watson Wyatt also assists the MDCC with a pay-for performance analysis, which assesses the correlation between our short-term pay (annual bonus) and short-term performance and our long-term pay and long-term performance relative to the peer groups. Rather than looking at current compensation opportunities (current salary, target bonus and present value of long-term incentives), this analysis focuses on realized or realizable pay in relation to past performance. While this assessment will not be performed for 2006 until the second quarter of 2007, in 2005 there was close correlation between pay and performance relative to the peer groups.

In July 2006, the MDCC reviewed a tally sheet detailing Mr. Swanson’s total compensation, including his base salary and annual and long-term incentives, as well as perquisites and accumulated retirement benefits and deferred compensation. The MDCC believes that all of these elements in the aggregate provide a reasonable and market competitive compensation opportunity for Mr. Swanson and that each element contributes to our compensation objectives discussed above. In late 2006, the MDCC also reviewed similar total-compensation information for each of our named executive officers, including severance payouts under various hypothetical scenarios.

We also review periodically with the MDCC the formulas that determine benefits under our pension and retirement plans and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities, which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term compensation, which is at risk based on performance, continued employment or both. The MDCC reviews the base salaries of our executive officers annually and whenever an executive is promoted. Our CEO makes salary recommendations to the MDCC with respect to executive officers other than himself. We target our named executive officers’ base salaries at the median of both the broader peer group and core peer group salaries for that position to maintain competitive levels. However, we also consider:

•	the executive’s experience for the position,

•	his or her personal contribution to the financial and operational performance of the company and its businesses, and

•	his or her contribution in the areas of Six Sigma and operational improvements, customer satisfaction and effective management of human resources.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Based on the MDCC’s review of marketplace comparables and the foregoing individual factors, base salaries for 2006 for our named executive officers other than Messrs. Swanson and Wajsgras were increased by 4 to 6% over 2005 levels. Mr. Swanson’s base salary did not change for 2006, and Mr. Wajsgras began employment with us in 2006. The 2006 base salaries for most of our named executive officers approximated the market median. However, Mr. Stephens’ base salary, which more closely approximated the 75th percentile of the peer groups, reflects his considerable professional experience that we believe significantly enhances his effectiveness as our general counsel. Mr. Wajsgras’ salary, also in the 75th percentile of the peer groups, was based on his salary at the position he held immediately prior to joining Raytheon in March 2006.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the company’s annual performance. Unlike base salary, which is fixed, our executives’ annual bonus is at risk based on how well the company and the executive perform.

Our executive officers receive annual incentive awards under our Results Based Incentive (RBI) Plan, which is designed to focus management attention and effort on the attainment of pre-established annual performance goals. The RBI bonus for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI bonus pool is dependent on the company’s success in achieving specified financial performance goals, as described below.

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Second, the size of the executive’s bonus awarded from the funded pool depends on his or her performance as against pre-established individual performance objectives, which can be below target or as much as 200% of target for exceptional individual performance.

Target Opportunities.    Each participant in the RBI plan is assigned a target award opportunity, expressed as a percentage of base salary. These target awards are based on the median of our peer groups’ annual cash incentives for employees in similar positions. We use the target awards to determine the overall funding of the RBI bonus pool, as described below, but the targets are not entirely determinative of what any one participant’s RBI bonus will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the corporate and business levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2006:

•	Bookings—a forward-looking metric that measures the value of new contracts awarded to us during the year.

•	Net Sales—a growth metric that measures our revenue for the current year.

•	Free Cash Flow—a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our shareholders.

•	Operating Profit from Continuing Operations—which measures our profit for the year, before interest and taxes.

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Return on Invested Capital (ROIC)—which measures the return on the capital that our shareholders have invested in us. ROIC incorporates both of our financial statements (balance sheet and income statement) by, for example, measuring the reduction of fixed assets already existing on our balance sheet, as well as current return.

While the financial metrics we use in the RBI plan have evolved over time as our businesses have matured, we selected these financial metrics for 2006 because they are balanced between our current and future states and provide appropriate checks and balances within our financial statements. They also reflect input from our investors. Considered in the aggregate, these five metrics are strong indicators of the company’s overall performance.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI bonus pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. However, in addition to the five financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI bonus pool based on an assessment of a business’s performance on criteria such as customer satisfaction, growth, people and productivity. Our CEO did not exercise discretion to increase or decrease the 2006 RBI bonus pool on this basis.

At the end of each year, we total the performance achievement percentages for each of the weighted financial metrics, plus or minus any discretionary adjustment by our CEO, to obtain an overall RBI funding percentage. This percentage is then applied to the target RBI bonus for each participant to achieve an overall funding level for the RBI bonus pool. For example, if the financial metrics warrant an 80% funding level, we multiply the target bonus for each participant by 80% and total the results to determine the overall RBI pool. The performance levels for the Company and each business are reviewed with the MDCC.

The following table shows our RBI funding levels for each of these five financial metrics for the 2006 performance year.

RBI Funding
Bookings	119.3%
Net Sales	99.3%
Free Cash Flow	159.2%
Operating Profit from Continuing Operations	107.9%
Return on Invested Capital	109.2%

The target performance goals were consistent with the projected results in our financial outlook for 2006 at the time the targets were set. For the 2006 performance year, we exceeded the target performance goal for each financial metric with the exception of net sales. As a result, the RBI bonus pool at the corporate level was funded at 118.3% of target.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While combined company and business performance drives funding of the overall RBI bonus pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, Six Sigma, and customer satisfaction, as well as the degree of challenge in the executive’s position. An executive who exceeds his or her performance objectives could receive up to 200% of target. Likewise, if an executive under-performs in relationship to his or her objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved.

Individual performance objectives are established annually in writing and include primarily quantifiable objectives with some subjective measures also included. The MDCC sets the individual performance objectives for our CEO, and our CEO approves the individual performance objectives for our other executive officers. Examples of individual performance objectives for our named executive officers for 2006 include:

•	financial objectives within the individual’s business or functional area,

•	retaining and attracting world-class talent while providing opportunities for employee development,

•	improving employee opinion survey results,

•	obtaining 100% compliance with governmental standards for fair labor practices, and

•	leveraging diversity efforts as a competitive advantage.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target bonus amount for each executive is set with reference to the marketplace median for his or her position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his or her individual performance objectives.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors approves all of our named executive officers’ annual RBI awards, based on a recommendation from the MDCC. The Grants of Plan-Based Awards table on page 32 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive in 2006. Their actual RBI awards earned in 2006 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 28. A description of our RBI plan can be found on page 32 under the heading “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards.”

Long-Term Incentives

Our long-term incentive opportunities reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP), and time-based restricted stock awards.

Restricted Stock Units.    We award performance-based restricted stock units pursuant to the LTPP under our 2001 Stock Plan to encourage both retention and targeted performance. A description of our LTPP and our awards under that program can be found on page 33 under the heading “Grants of Plan-Based Awards—Equity Incentive Plan Awards—2006-2008 Long-Term Performance Plan.”

The LTPP provides awards of restricted stock units that vest when specific pre-established levels of company performance are achieved over a three-year performance cycle. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. These performance-based restricted stock units are granted annually in over-lapping three year cycles, which provides continuity of opportunity and marketplace consistency. The performance goals for the 2004-2006 and 2005-2007 performance cycles are based 50% on internal cumulative free cash flow (CFCF) and 50% on total shareholder return (TSR) relative to our core peer group, measured in each case over the three-year performance period. For the 2006-2008 performance cycle, we added a third goal based on return on invested capital (ROIC) over the three-year performance period, weighted at 25%, along with CFCF weighted at 50% and TSR weighted at 25%. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no vesting credit would apply to that element, but could be made up for by above-target performance in another area.

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CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our shareholders.

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the TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period, and provides a percentage ranking.

•	ROIC measures how efficiently we use capital that is invested in our operations.

We selected these performance measures because they are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders. They also reflect input from our investors. In particular, CFCF is a useful measure because our ability to efficiently generate cash will continue to be critical to our ability to fund our operations, grow our business and manage our debt levels, and, going forward, will be useful in the development of technology and acquisition of business to meet our strategic objectives. TSR is a good measure that motivates our executives to outperform our peers in creating shareholder value, and does not reward for general up-swings in the stock market. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. The non-aerospace and defense companies in the broader peer group may be impacted differently by market factors that are of particular relevance to aerospace and defense companies.

In setting the performance levels for each of these metrics in the LTPP, we look to our five–year strategic plan. We set the three-year LTPP target performance for each metric at “plan” performance for the three relevant years within the five-year strategic plan. The LTPP targets are established at the beginning of each three-year cycle when the performance results are substantially uncertain. We do not make changes in the LTPP targets as our business projections are revised in subsequent years.

For the 2004-2006 award cycle, our TSR ranked 4th within our core peer group, and our CFCF was $12.22 per share as against a target of $8.32 per share. This level of performance resulted in 175% of the target award for 2004-2006 being earned and paid out in shares of common stock. Strong performance in the area of free cash flow enabled significant debt reduction, the introduction of a share repurchase program and two dividend increases. It is too early to tell how our financial performance will affect LTPP awards for the 2005-2007 and 2006-2008 performance cycles.

Restricted Stock.    Time-based restricted stock awards provide a strong retentive complement to the LTPP, while still keeping focus on creating shareholder value. Restricted stock awards also encourage executive officers to manage the company from the perspective of an owner with an equity stake in our business. Restricted stock awards for 2006 were based in part upon peer group data compiled by Watson Wyatt. The size of each executive’s award was determined by considering data for comparable positions in the broader peer group. Award recommendations also are made on the basis of an executive’s level of responsibility, financial contribution to the company, value to the organization, contribution to the overall management of the company and, as appropriate, the effective performance of the executive’s particular business unit. Restricted stock awards granted to our named executive officers in 2006 vest in three tranches on each of the second, third and fourth anniversaries of the grant date, provided the executive is then still employed by us. The two-year vesting period for the first tranche and the four-year vesting period for the entire award are effective ways to promote retention of our executives.

Stock Ownership Guidelines

As a way to reinforce a culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our executive officers. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholder interests, and demonstrate our officers’ commitment to enhancing long-term shareholder value. Our CEO is expected to own shares of stock with a market value of at least five times his annual base salary, and our other named executive officers are expected to own shares of stock with a market value of three times their annual base salaries. For our other officers, the ownership expectations range from one to three times their annual base salaries. Officers are expected to meet the applicable target ownership threshold within five years. Attainment of these ownership levels are reviewed regularly by the MDCC. As of December 31, 2006, each of our named executive officers had met his or her stock ownership requirements.

Allocation of Total Direct Compensation

Just as our shareholders put their money at risk when they invest in our company, a significant portion of our executives’ compensation should be at risk, and that the portion at risk should increase with the executive’s level of responsibility. For example, in 2006, only 11% of Mr. Swanson’s total direct compensation was fixed (in the form of salary) and the remaining 89% was at risk: 23% was represented by his annual RBI award and 66% by his long-term incentive opportunity. Of Mr. Swanson’s at-risk compensation in 2006, 72% was variable based on performance. Our other named executive officers had a slightly more conservative weighting of fixed and at-risk compensation for 2006, broken down on average as follows: 17% salary, 19% annual bonus and 64% long-term incentive opportunity. Of these officers’ at-risk compensation in 2006, on average, 67% was variable based on performance. This weighting of performance-based at-risk compensation effectively meets our critical objectives of performance alignment and long-term retention of top talent.

Another way in which we seek to align the interests of our executives with our shareholders is to make sure that a good portion of their compensation is payable in stock. For example, in 2006, approximately 66% of Mr. Swanson’s total direct compensation opportunity, and an average of 64% of our other named executive officers’ total direct compensation opportunity, was in the form of equity in our company (time-based restricted stock and performance-based restricted stock units under the LTPP).

According to an analysis by Watson Wyatt, these weightings, both as to fixed and at-risk compensation and cash-to-equity, were in line with what the companies in our peer groups provided their executives in comparable positions.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are an important part of our executives’ overall compensation. Access to quality health care and other welfare benefits protect all employees and their families’ health and well-being. We offer additional executive perquisites to ensure competitiveness at the senior leadership level. Under our executive perquisite policy, we provide our executive officers a car allowance or company-leased car, financial planning services and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances, such as Mr. Swanson’s personal use of corporate aircraft, home security systems for Mr. Swanson and Mr. Schuster, a security car and services for Mr. Swanson and Ms. Francesconi due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope and dollar value to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies, and, as a result, are appropriate to ensure that our executive compensation remains competitive.

For more information on our executive perquisites policy, see “Summary Compensation Table—Executive Perquisites Policy” on page 32. For information on the incremental cost of these perquisites and other personal benefits, see footnote 7 to the Summary Compensation Table beginning on page 29.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component which promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, are needed to ensure that our executive compensation remains competitive.

We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a substantial majority of our employees:

•	the Raytheon Savings and Investment Plan, a tax-qualified defined contribution retirement plan (401(k) plan);

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the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, non-contributory defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Schuster, Stephens and Porter; and

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the Raytheon Non-Bargaining Retirement Plan, a tax-qualified contributory pension plan that covers people who became Raytheon employees when we merged with Hughes Aircraft in 1997, including Ms. Francesconi.

In addition, we maintain the following excess benefit plans for employees who qualify, including our named executive officers:

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the Raytheon Excess Savings Plan, a nonqualified excess savings plan which provides benefits that would have been provided to a participant under the tax-qualified savings and investment plan but for compensation limits imposed under the U.S. Internal Revenue Code, and

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the Raytheon Excess Pension Plan, a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code.

Certain senior executives, including our named executive officers, are also eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate but not exceed the retirement benefit that a mid-career person joining the Company would achieve under the pension and excess pension plan had such person begun his or her career with us. In this regard, in 2003, the Board granted Mr. Stephens five additional years of credited service under our pension plans upon completion of five years of service with us. The SERP benefit (50% of final average earnings, for a participant who retires at age 60 with at least 15 years of service to the Company) is to be offset by amounts payable under our other pension plans, any prior employer plan and social security.

Mr. Swanson will not receive a payment under the SERP because of his years of service with Raytheon (34 years). Were he to retire, his pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Ms. Francesconi, were she eligible to retire, also would not receive a SERP benefit due to the fact that the qualified and excess pension plans she participates in provide a greater benefit to her than the SERP benefit. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 36.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among the same investment options available under our qualified Savings and Investment Plan, which also accumulate on a tax-deferred basis. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 38.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we offer specified severance benefits under our executive severance policy. Such benefits also provide protection for our executives who, upon joining us, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, the severance benefits under this policy provide a multiple of base salary and target bonus (2.99 for Mr. Swanson and two for the other named executive officers) and continuation of welfare, benefit and retirement plans for a comparable number of years.

Separate from our executive severance policy, we have had change-in-control agreements with our senior executive officers since 1999. In 2005, the MDCC reviewed these agreements for market comparisons and entered into revised change-in-control agreements with our senior executives, including each of our named executive officers. A change-in-control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change-in-control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By entering into these change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of any threatened or pending change in control, and to encourage the executive to stay on board to see the transaction through to completion, even if it may signal an adverse change in his or her personal employment prospects. The agreements do this by providing the executive with a meaningful severance benefit in the event a change in control occurs and, within the 24 months after the change in control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his or her consent. These agreements are not intended to provide a windfall to our executives by virtue of a change in control taking place. Any benefit received by an officer under a change-in-control agreement would be reduced by the severance benefit he may earn under our severance policy as described above, so that there would be no duplication of benefits.

In the case of Mr. Schuster, we have entered into a separate agreement pertaining to the possible sale of Raytheon Aircraft Company. The benefits he would earn under this agreement would be in lieu of any he might be entitled to under either his change-in-control agreement or our executive severance policy. The term of this agreement will expire on August 1, 2007 unless Raytheon Aircraft Company is sold before then.

All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change in control. However, this protection applies only if the after-tax benefit to the executive of such gross up would exceed $50,000. Otherwise, his or her benefits would be reduced to the maximum amount that could be received without triggering the excise tax.

Our severance programs, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry.

For more information on our executive severance policy, the terms of our change-in-control agreements, and Mr. Schuster’s separate agreement, see “Potential Payments Upon Termination or Change-in-Control” on beginning on page 39.

Tax, Accounting and Other Considerations

Tax Considerations.    Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to new awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should be made tax deductible pursuant to Section 162(m). As a result, we obtained shareholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of shareholders and we operate the LTPP to comply with the Section 162(m) exemption.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executive’s individual performance in certain areas that do not easily lend themselves to specific measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Accounting Considerations.    With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Other Considerations.    Many of our contracts are cost-plus government contracts. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation programs. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, we made the decision to incorporate restricted stock in our executive compensation program to the exclusion of stock options in 2004.

Equity Grant Practices

Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. In January, 2007, the Company adopted an internal policy on equity grant practices, which was approved by the MDCC. This policy outlines the award approval, notification and certification processes.

Proposed Changes for 2007

We continue to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements. We intend to amend our compensation arrangements, if necessary, in order to ensure their full compliance with Section 409A before the current transition period expires on December 31, 2007.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman, Barbara M. Barrett,

Vernon E. Clark and Frederic M. Poses

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(3) ($)		Option Awards(4) ($)		Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(6) ($)	All Other Compensation (7) ($)	Total ($)
William H. Swanson Chairman and Chief Executive Officer	2006	$1,200,014	$—	$8,998,698		$589,465		$2,800,000	$3,128,982	$514,353	$17,231,512

David C. Wajsgras(1) Senior Vice President and Chief Financial Officer	2006	$538,464	$—	$1,809,305		$—		$725,000	$—	$246,298	$3,319,067

James E. Schuster Executive Vice President and CEO, Raytheon Aircraft Company	2006	$538,910	$—	$2,545,821		$245,133		$750,000	$175,351	$157,588	$4,412,803

Jay B. Stephens Senior Vice President and General Counsel	2006	$603,067	$—	$2,376,042		$146,268		$730,000	$221,211	$84,780	$4,161,368

Louise L. Francesconi Vice President and President, Missile Systems	2006	$467,654	$—	$2,301,670		$138,474		$550,000	$484,692	$142,023	$4,084,513

Biggs C. Porter(2) Former Vice President, Controller and Acting Chief Financial Officer	2006	$177,890	$—	$(255,766	)(2)	$12,605	(2)	$—	$—	$391,163	$325,892

(1)	Mr. Wajsgras joined Raytheon in March 2006.
(2)	Mr. Porter resigned from Raytheon effective June 2006. In connection with his resignation from Raytheon, all of Mr. Porter’s unvested stock awards and options were cancelled. As a result, the aggregate FAS 123R expense (as discussed in Note 3) associated with such stock awards and options was reversed in the third quarter of 2006.
(3)	Amounts represent the aggregate expense recognized for financial statement reporting purposes in 2006, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in accordance with FAS 123R for stock awards granted to the named executive officer. The following is a list of each named executive officer’s stock awards for which expense was recognized in 2006 and the amount of such expense associated with each award:

	Mr. Swanson	Mr. Wajsgras	Mr. Schuster	Mr. Stephens	Ms. Francesconi	Mr. Porter
Restricted Stock May 2006	$673,833	$224,615	$207,769	$224,615	$207,769	$—
Restricted Stock March 2006	$—	$1,266,375	$—	$—	$—	$—
Restricted Stock May 2005	$1,058,959	$—	$282,393	$282,393	$254,150	$(42,359)
Restricted Stock June 2004	$634,473	$—	$175,700	$175,700	$146,417	$(85,650)
Restricted Stock May 2003	$—	$—	$—	$—	$—	$256,300
Restricted Stock April 2003	$646,977	$—	$186,625	$—	$—	$—
2006 – 2008 LTPP	$1,273,260	$318,315	$318,315	$318,315	$318,315	$—
2005 – 2007 LTPP	$1,725,300	$—	$479,250	$479,250	$479,250	$(119,190)
2004 – 2006 LTPP	$2,985,896	$—	$895,769	$895,769	$895,769	$(264,867)

FAS 123R expense for restricted stock awards is recognized over the vesting period based upon the intrinsic value method.

FAS 123R expense for the 2004 – 2006 and 2005 – 2007 LTPP awards is recognized over the performance period based on the intrinsic value method. FAS 123R expense for the 2006 – 2008 LTPP awards is recognized over the performance period based upon the value determined under the intrinsic value method for the free cash flow and ROIC portions of the awards and the Monte Carlo simulation method for the total shareholder return portion of the awards. Expense for the free cash flow and ROIC portions of the awards is adjusted based upon the expected achievement of those performance goals. For more information on the assumptions used by us in calculating our FAS 123R expense for restricted stock and LTPP awards, see Note 13: Employee Stock Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

A description of the material terms and conditions of the stock awards granted to the named executive officers in 2006 can be found on page 33 under the heading “Grants of Plan-Based Awards—Equity Incentive Plan Awards.”

(4)	Amounts represent the aggregate expense recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R for stock options granted to the named executive officer. The following is a list of each named executive officer’s stock options for which expense was recognized in 2006 and the amount of such expense:

	Mr. Swanson	Mr. Wajsgras	Mr. Schuster	Mr. Stephens	Ms. Francesconi	Mr. Porter
Stock Option January 2001	$102,134	$—	$55,817	$—	$36,816	$—
Stock Option January 2002	$81,396	$—	$49,331	$—	$29,453	$—
Stock Option January 2003	$113,480	$—	$56,426	$62,709	$35,439	$—
Stock Option May 2003	$292,455	$—	$83,559	$83,559	$36,766	$12,605

FAS 123R expense for the stock options is based on the fair value of the options on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected life of 4 years; assumed annual dividend growth rate of 1% for the January 2001 options and 0% for the others; expected volatility of 40%; and a risk-free interest rate of 5.04% for the January 2001 options, 4.11% for the January 2002 options, 2.61% for the January 2003 options, 2.1% for Mr. Porter’s May 2003 options and 2.15% for the other May 2003 options. The expense is recognized over the performance period. For more information on the assumptions used by us in calculating our FAS123R expense for stock options, see Note 13: Employee Stock Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Amounts earned pursuant to 2006 Results Based Incentive (RBI) awards for 2006 but which were paid in 2007. A description of the material terms and conditions of the RBI awards can be found on page 32 under the heading “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards.”
(6)	Amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial plans (including supplemental plans) from December 31, 2005 (the pension plan measurement date for financial reporting purposes for our audited annual financial statements for 2005) to December 31, 2006 (the pension plan measurement date for financial reporting purposes for our audited annual financial statements for 2006). Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the interest rate.

None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 38.

(7)	Amounts include (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups and reimbursements, (c) the amount paid pursuant to any plan or arrangement in connection with any termination of employment, (d) the amount of Raytheon contributions to qualified and non-qualified defined contribution plans, (e) the value of insurance premiums paid, (f) payments for the mandatory elimination of such named executive officer’s paid-time off accrual and (g) certain other payments or items of compensation. These categories are discussed in more detail below.

Perquisites and Personal Benefits

Mr. Swanson’s amount includes an aggregate of $220,514 for certain perquisites and personal benefits, including personal use of Raytheon-provided aircraft, personal use of Raytheon-provided automobiles and driver services, financial planning services, club dues reimbursement, security system installation expenses, certain spousal/family travel, gift and entertainment expenses and an ancillary expense allowance.

Mr. Wajsgras’ amount includes an aggregate of $151,885 for certain perquisites and personal benefits, including personal use of Raytheon-provided aircraft, personal use of Raytheon-provided automobiles and a car allowance, financial planning services, relocation expenses and certain spousal/family travel, gift and entertainment expenses.

Mr. Schuster’s amount includes an aggregate of $96,982 for certain perquisites and personal benefits, including personal use of Company-provided aircraft, personal use of Company-provided automobiles, financial planning services, certain spousal/family travel, gift and entertainment expenses, security system monitoring services and an executive physical.

Mr. Stephens’ amount includes an aggregate of $36,059 for certain perquisites and personal benefits, including personal use of a Raytheon-provided automobile, financial planning services, certain spousal/family travel, gift and entertainment expenses and an executive physical.

Ms. Francesconi’s amount includes an aggregate of $66,617 for certain perquisites and personal benefits, including personal use of a Raytheon-provided automobile, driving services and a car allowance, financial planning services and certain spousal/family travel, gift and entertainment expenses.

Mr. Porter’s amount includes an aggregate of $11,893 for certain perquisites and personal benefits, including a car allowance, financial planning services and health club dues.

In accordance with applicable SEC rules and requirements, we valued the above perquisites and personal benefits based on our incremental cost of providing such items, as discussed in more detail below.

Personal use of corporate aircraft—For reasons of security and personal safety, we require Mr. Swanson to use Raytheon aircraft for all air travel, including for personal purposes. From time to time, a named executive officer’s spouse and/or other family members are permitted to accompany such executive on the corporate aircraft on both personal and business trips. However, we do not include any incremental costs for such spousal and/or family travel on corporate aircraft because we generally incur only a de minimus amount of additional incremental cost as a result of such additional persons. In the limited event that an executive’s spouse or other family member flies on a corporate aircraft to a Raytheon-related event or function without such executive, the incremental cost of such flight is included in the executive officer’s amount under spousal/family travel, gift and entertainment expenses.

We determined our incremental cost of personal use of corporate aircraft as follows:

•

For each corporate aircraft used for personal purposes, we derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes, and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft, and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.
•

For trips that involved mixed personal and business usage, we determined the total variable cost of personal use by subtracting the total variable cost of a hypothetical business-only trip from the total variable cost of the whole trip (both personal and business).

For personal use of Raytheon-provided aircraft in 2006, we incurred incremental costs of $130,816 for Mr. Swanson, $39,262 for Mr. Schuster and $20,695 for Mr. Wajsgras. As noted above, these amounts were calculated without “deadhead” flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $140,920 for Mr. Swanson, $27,200 for Mr. Schuster and $59,300 for Mr. Wajsgras.

Personal use of automobiles—Each named executive officer is furnished with certain automobile-related perquisites, including the use of a Raytheon-leased car or an annual car allowance, and the payment of gasoline expenses. The named executive officers also have access to a pool of other Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for personal purposes. For reasons of security and personal safety, we require certain named executive officers to commute in Raytheon-provided vehicles operated by Raytheon-provided drivers.

We determined our incremental cost of personal use of the foregoing car-related perquisites as follows:

•

For a named executive officer’s personal use of his or her Raytheon-leased car, we determined our total annual cost for such vehicle, including the lease and other related costs paid by us, including license and registration fees and maintenance, and then allocated such total cost between business and personal usage based on the total miles driven in the year and the approximate number of miles driven for personal purposes, as certified by the executive.

•

For a named executive officer’s personal use of vehicles in the company pool, we determined our total annual cost for each pooled vehicle used by such executives for personal purposes (or, in the event that the vehicle was provided to Raytheon by our leasing company at either no or a significantly discounted cost, an estimated annual lease cost) and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

For a named executive officer’s personal use of Raytheon-provided drivers, we determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

For driver and car-related perquisites in 2006, we incurred incremental costs of $26,086 for Mr. Swanson and $42,536 for Ms. Francesconi.

Relocation expenses—Under our key employee relocation policy, we provide certain relocation benefits to our executive officers and certain other key employees, including financial assistance in selling the executive’s home and purchasing a new home, as well as certain temporary housing and moving expenses. For 2006, we incurred incremental costs of $91,993 in providing relocation benefits to Mr. Wajsgras in connection with the on-going relocation of his family from Michigan to Massachusetts.

Spousal/family travel, gift and entertainment—From time to time, we pay the travel expenses of a named executive officer’s spouse and/or other family members to attend certain Raytheon-related events or functions and pay for certain incidental items at such events or functions, including gifts and dinner and entertainment expenses. The amount of this perquisite does not include the cost, if any, of a named executive officer’s spouse and/or other family member accompanying the named executive officer on a flight on a Raytheon-provided aircraft as we generally only incur a de minimus amount of additional incremental cost for such additional persons. However, in the limited event that an executive’s spouse flies on a corporate aircraft to a Raytheon event or function without such executive, the incremental cost of such flight is included. For spousal/family travel, gift and entertainment expenses in 2006, we incurred incremental costs of $26,452 for Mr. Schuster.

Tax Gross-Ups and Reimbursements

In limited circumstances, we have agreed to make certain items of imputed income to our named executive officers tax-neutral to them. Accordingly, we gross-up our named executive officers for the income tax on their imputed income resulting from certain perquisites and personal benefits furnished by us.

Mr. Swanson’s amount includes an aggregate of $30,822 in tax gross-up payments for certain spousal/family travel, gift and entertainment expenses and club dues reimbursement.

Mr. Wajsgras’ amount includes an aggregate of $72,839 in tax gross-up payments for relocation benefits and certain spousal/family travel, gift and entertainment expenses.

Termination Payments

In connection with Mr. Porter’s resignation effective June 2006, the MDCC approved certain payments to him totaling $226,241, including $27,274 for accrued but unused paid time-off, including paid time-off carried over from previous years in accordance with our policy, and $198,967 for the value of an unvested restricted stock award granted in 2004 which represented foregone compensation from a previous employer. Mr. Porter’s amount also includes a $127,000 payment made in February 2007 for certain transition services performed in 2006 following his resignation pursuant to a consulting arrangement.

Contributions to Plans

	Mr. Swanson	Mr. Wajsgras	Mr. Schuster	Mr. Stephens	Ms. Francesconi	Mr. Porter
RAYSIP 401(k) Plan Match	$8,800	$5,569	$8,800	$8,800	$8,800	$8,800
Excess Savings Plan Match	$146,616	$12,739	$41,756	$19,858	$16,729	$13,501
Total	$155,416	$18,308	$50,556	$28,658	$25,529	$22,301

For information on our matching contributions under the Excess Savings Plan, see “Nonqualified Deferred Compensation” on page 38.

Paid Time-Off Accrual Payments

In 2006, we adopted a plan to eliminate our employees’ accrued paid time-off (PTO) in excess of 40 hours per employee (currently the maximum permitted amount of carryover) over a three-year period. Under the plan, we made a cash payment to each applicable employee in April 2006 for one-third of such employee’s excess PTO hours based on the employee’s regular pay rate. Mr. Swanson’s amount includes $65,383 and Ms. Francesconi’s amount includes $37,807 for such payment.

We expect to make similar payments to applicable employees in April 2007 and 2008.

Other

Mr. Swanson’s amount includes $32,815, representing the difference between the market rate and the actual rate of interest for the relocation loan described in “Corporate Governance – Certain Relationships and Related Transactions” on page 6.

Executive Perquisites Policy

We also have an executive perquisites policy. The policy provides that each of the named executive officers is entitled to receive the following perquisites: financial planning services of up to $15,000 per year; life insurance coverage of up to five times base salary; excess liability insurance coverage of up to $5 million; participation in the Executive Health Program (benefits of up to $2,000 per year); participation in the Executive Registry (access to medical services); car allowance of up to $18,000 per year or use of a leased car with a lease value of up to $18,000 per year plus certain expenses; and first class commercial travel for business purposes. Our CEO is entitled to excess liability insurance coverage of up to $15 million and a larger car allowance. More information regarding the perquisites and other benefits received by the named executive officers may be found in footnote 7 to the Summary Compensation Table beginning on page 29.

Grants of Plan-Based Awards

Name	Grant Date	Date of Comm- ittee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
William H. Swanson	5/3/06	—	—	—		—	12,500	100,000		200,000	—		—	—	$4,668,620
	5/8/06	5/3/06	—	—		—	—	—		—	60,000		—	—	$2,799,000
	—	—	$360,004	$2,400,029		$4,800,058	—	—		—	—		—	—	—
David C. Wajsgras	3/29/06	—	—	—		—	—	—		—	60,000		—	—	$2,763,000
	5/3/06	—	—	—		—	3,125	25,000		50,000	—		—	—	$1,167,155
	5/8/06	5/3/06	—	—		—	—	—		—	20,000		—	—	$933,000
	—	—	$105,000	$700,003		$1,400,006	—	—		—	—		—	—	—
James E. Schuster	5/3/06	—	—	—		—	3,125	25,000		50,000	—		—	—	$1,167,155
	5/8/06	5/3/06	—	—		—	—	—		—	18,500		—	—	$863,025
	—	—	$82,050	$546,998		$1,093,997	—	—		—	—		—	—	—
Jay B. Stephens	5/3/06	—	—	—		—	3,125	25,000		50,000	—		—	—	$1,167,155
	5/8/06	5/3/06	—	—		—	—	—		—	20,000		—	—	$933,000
	—	—	$92,474	$616,491		$1,232,982	—	—		—	—		—	—	—
Louise L. Francesconi	5/3/06	—	—	—		—	3,125	25,000		50,000	—		—	—	$1,167,155
	5/8/06	5/3/06	—	—		—	—	—		—	18,500		—	—	$863,025
	—	—	$71,457	$476,382		$952,765	—	—		—	—		—	—	—
Biggs C. Porter(2)	5/3/06	—	—	—		—	1,500	12,000	(3)	24,000	—		—	—	$560,235	(3)
	5/8/06	5/3/06	—	—		—	—	—		—	6,000	(3)	—	—	$279,000	(3)
	—	—	$45,340	$302,266	(4)	$604,531	—	—		—	—		—	—	—

(1)	Amounts represent the grant date fair value of the stock awards granted to the named executive officer in 2006 determined pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (FAS 123R). The FAS 123R grant date values shown are also used for financial reporting purposes. Such values are generally expensed by Raytheon over the employee’s requisite service period, generally the vesting period of the awards.
(2)	Mr. Porter resigned from Raytheon effective June 2006.
(3)	In connection with his resignation from Raytheon, all of Mr. Porter’s unvested stock awards and options were forfeited. As a result, the aggregate FAS 123R expense associated with such stock awards and options was reversed in the third quarter of 2006.
(4)	Mr. Porter forfeited his 2006 RBI award upon his resignation from Raytheon.

This table provides information regarding grants of plan-based awards during 2006 to the named executive officers. The following is a description of the material terms and conditions of these awards.

Non-Equity Incentive Plan Awards

In 2006, each of our named executive officers received an annual award under our 2006 Results Based Incentive (RBI) Program which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his or her individual performance during 2006. For each RBI award, the named executive officer was assigned a pre-established individual payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on such executive’s level of responsibility and upon an examination of compensation information compiled by the MDCC’s independent compensation consultant from our Compensation Peer Group. The actual amount of incentive compensation paid under an executive’s RBI award depended on the overall funding level of the Company RBI pool, which funding was based on the Company’s actual performance in 2006, as measured against the pre-established performance metrics, and the executive’s 2006 individual performance assessment. With respect to the RBI performance metrics, the MDCC had established for 2006 the following financial metrics at the corporate and business segment levels and assigned an equal weight to each of them: free cash flow, return on invested capital, bookings, net sales and operating profit from continuing operations. With respect to the individual named executive officer’s performance assessment, the MDCC considered the executive’s contribution to the achievement of the pre-established performance metrics, the successful management of human resources, the furtherance of ethical business behavior and leadership competencies, the achievement of the executive’s individual pre-established performance goals, and the degree of challenge in the executive’s position. In January 2007, the Board, upon the recommendation of the MDCC, approved the following payments under the 2006 RBI program to the named executive officers: Mr. Swanson—$2,800,000; Mr. Wajsgras—$725,000; Mr. Schuster—$750,000; Mr. Stephens—$730,000; and Ms. Francesconi—$550,000. These amounts are presented in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 28. For more information regarding our RBI program, see “Compensation Discussion and Analysis – Elements of Our Compensation Programs – Annual Incentives” beginning on page 21.

Equity Incentive Plan Awards

In 2006, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2006—2008 Long-Term Performance Plan (2006—2008 LTPP), and a restricted stock award. In addition to these two awards, Mr. Wajsgras also received a restricted stock award in March 2006 when he joined Raytheon.

2006- 2008 Long-Term Performance Plan.    The 2006—2008 LTPP operates under, and awards were made pursuant to, our 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under the 2006—2008 LTPP, each named executive officer was awarded restricted stock units which entitle the executive the right to earn shares of common stock or cash at the discretion of the MDCC upon the attainment of certain performance goals over a three-year performance period (2006 – 2008). The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The performance metrics for the 2006—2008 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (50%); total shareholder return relative to the Company’s peer group (25%); and return on invested capital (25%). Each named executive officer received an award under the 2006-2008 LTPP with a threshold, target and maximum payout. The awards will be settled based upon our performance over the cumulative three-year plan period with respect to metrics. If our performance with respect to each of the three metrics fails to meet the performance threshold, then the awards will not vest and no cash or shares will be paid or issued pursuant to the awards. If our performance with respect to any or all of the three metrics meets or exceeds the performance threshold, then a varying amount of shares or cash, from the threshold amount up to the maximum amount, may be earned. Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon the participant’s award determined by the actual performance relative to performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock. For more information regarding our LTPP program, see “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long Term Incentives” beginning on page 22.

Restricted Stock Awards.    On May 3, 2006, the Board, upon recommendation of the MDCC, approved restricted stock awards for the named executive officers effective May 8, 2006. The prospective grant date of the awards was established to enable us to more effectively administer the grant process for those awards. The awards, which were made pursuant to our 2001 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by Raytheon. Mr. Wajsgras’ March 2006 restricted stock award vests one-third per year on each of the first, second and third anniversaries of the grant date, subject to Mr. Wajsgras remaining employed by Raytheon. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
William H. Swanson							265,001	(4)	$13,992,053	190,000	(5)(15)	$10,032,000
	1,934	—	—		$51.6875	6/30/07
	43,066	—	—		$51.6875	7/1/07
	3,576	—	—		$55.9063	6/23/08
	96,424	—	—		$55.9063	6/24/08
	1,460	—	—		$68.4688	6/22/09
	123,540	—	—		$68.4688	6/23/09
	36,300	—	—		$19.3750	2/25/10
	10,322	—	—		$19.3750	2/24/10
	177,178	—	—		$19.3750	2/25/10
	96,632	—	—		$29.6850	5/23/11
	3,368	—	—		$29.6850	5/22/11
	87,751	—	—		$44.4500	5/13/12
	2,249	—	—		$44.4500	5/12/12
	100,000	—	—		$31.9400	7/31/12
	171,820	—	—		$31.4450	5/14/13
	3,180	—	—		$31.4450	5/13/13
	43,000	—	—		$31.8150	1/24/11
	37,400	—	18,700	(6)	$32.3150	1/23/12
	60,200	—	30,100	(7)	$29.4800	1/22/13

David C. Wajsgras	—	—	—		—	—	80,000	(8)	$4,224,000	25,000	(9)(15)	$1,320,000

James E. Schuster							50,500	(10)	$2,666,400	50,000	(11)(15)	$2,640,000
	2,948	—	—		$67.8125	9/6/09
	7,052	—	—		$67.8125	9/7/09
	8,173	—	—		$19.3750	2/25/10
	46,632	—	—		$29.6850	5/23/11
	52,751	—	—		$44.4500	5/13/12
	2,249	—	—		$44.4500	5/12/12
	46,820	—	—		$31.4450	5/14/13
	3,180	—	—		$31.4450	5/13/13
	23,500	—	—		$31.8150	1/24/11
	22,666	—	11,334	(6)	$32.3150	1/23/12
	29,933	—	14,967	(7)	$29.4800	1/22/13

Jay B. Stephens							52,000	(12)	$2,745,600	50,000	(11)(15)	$2,640,000
	109,815	—	—		$29.4500	10/7/12
	46,820	—	—		$31.4450	5/14/13
	3,180	—	—		$31.4450	5/13/13
	33,266	—	16,634	(7)	$29.4800	1/22/13

Louise L. Francesconi							46,500	(13)	$2,455,200	50,000	(11)(15)	$2,640,000
	11,765	—	—		$46.0615	5/2/07
	3,576	—	—		$55.9063	6/23/08
	11,424	—	—		$55.9063	6/24/08
	1,460	—	—		$68.4688	6/22/09
	23,540	—	—		$68.4688	6/23/09
	23,751	—	—		$44.4500	5/13/12
	2,249	—	—		$44.4500	5/12/12
	18,820	—	—		$31.4450	5/14/13
	3,180	—	—		$31.4450	5/13/13
	15,500	—	—		$31.8150	1/24/11
	13,533	—	6,767	(6)	$32.3150	1/23/12
	18,800	—	9,400	(7)	$29.4800	1/22/13

Biggs C. Porter(14)	—	—	—		—	—	—		—	—		—

(1)	Options generally expire ten years from the date of grant.
(2)	Amounts are equal to $52.80, the closing price of our common stock on the NYSE on December 29, 2006, times the number of unvested shares or units.
(3)	Amounts represent the number of shares for awards of restricted stock units under the 2005-2007 LTPP and 2006-2008 LTPP that would be issued upon vesting assuming target performance for the applicable 3-year performance cycle. They do not include any shares that would be issued for accrued dividend equivalents.

(4)	Includes 43,333, 43,334, 21,667, 21,667, 25,000, 25,000, 25,000, 20,000, 20,000 and 20,000 shares of restricted stock that vest on July 1, 2007, July 1, 2009, June 23, 2007, June 23, 2008, May 9, 2007, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, and May 8, 2010, respectively, subject, in each case, to Mr. Swanson remaining employed by Raytheon.
(5)	Includes 90,000 and 100,000 restricted stock units granted under the LTPP for the 2005-2007 and 2006-2008 performance periods, respectively. See Note 15 below for information regarding the vesting of these LTPP awards. Does not include 100,000 restricted stock units granted under the LTPP for the 2004-2006 performance period which vested at the end of 2006 and for which 186,806 shares were issued to Mr. Swanson in February 2007 upon the MDCC’s determination of performance under the 2004-2006 LTPP (which includes accrued dividend equivalents).
(6)	These shares vest on January 23, 2008, subject to the recipient remaining employed by Raytheon; such shares shall also vest in the event that the market value of our common stock remains at or above $51.710 per share for 20 consecutive trading days. On January 3, 2007, these shares vested.
(7)	These shares vest on January 22, 2009, subject to the recipient remaining employed by Raytheon; such shares shall also vest in the event that the market value of our common stock remains at or above $57.578 per share for 20 consecutive trading days.
(8)	Includes 20,000, 20,000, 20,000, 6,666, 6,667 and 6,667 shares of restricted stock that vest on March 29, 2007, March 29, 2008, March 29, 2009, May 8, 2008, May 8, 2009, and May 8, 2010, respectively, subject, in each case, to Mr. Wajsgras remaining employed by Raytheon.
(9)	Restricted stock units granted under the LTPP for the 2006-2008 performance period. See Note 15 below for information regarding the vesting of this LTPP award.
(10)	Includes 6,000, 6,000, 6,666, 6,667, 6,667, 6,166, 6,167 and 6,167 shares of restricted stock that vest on June 23, 2007, June 23, 2008, May 9, 2007, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, and May 8, 2010, respectively, subject, in each case, to Mr. Schuster remaining employed by Raytheon.
(11)	Includes 25,000 and 25,000 restricted stock units granted under the LTPP for the 2005-2007 and 2006-2008 performance periods, respectively. See Note 15 below for information regarding the vesting of these LTPP awards. Does not include 30,000 restricted stock units granted under the LTPP for the 2004-2006 performance period which vested at the end of 2006 and for which 56,042 shares were issued to the executive in February 2007 upon the MDCC’s determination of performance under the 2004-2006 LTPP (which includes accrued dividend equivalents).
(12)	Includes 6,000, 6,000, 6,666, 6,667, 6,667, 6,666, 6,667 and 6,667 shares of restricted stock that vest on June 23, 2007, June 23, 2008, May 9, 2007, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, and May 8, 2010, respectively, subject, in each case, to Mr. Stephens remaining employed by Raytheon.
(13)	Includes 5,000, 5,000, 6,000, 6,000, 6,000, 6,166, 6,167 and 6,167 shares of restricted stock that vest on June 23, 2007, June 23, 2008, May 9, 2007, May 9, 2008, May 9, 2009, May 8, 2008, May 8, 2009, and May 8, 2010, respectively, subject, in each case, to Ms. Francesconi remaining employed by Raytheon
(14)	Mr. Porter resigned from Raytheon effective June 2006. In connection with his resignation, all of Mr. Porter’s unvested stock awards and options were forfeited.
(15)	Awards of restricted stock units under the LTPP generally vest shortly after the applicable 3-year performance period, subject to the attainment of certain performance goals over the performance period and the executive remaining employed by Raytheon. These awards may be settled in shares of our common stock or cash and the actual number of shares to be issued or cash to be paid upon settlement at the end of the 3-year performance period will be based on the extent to which we have attained or exceeded the performance goals. Such awards also include dividend equivalents accrued over the 3-year performance period.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	—	$—	241,806	(3)	$12,208,755
David C. Wajsgras	—	—	—		—
James E. Schuster	—	$—	112,042	(4)	$5,413,948
Jay B. Stephens	20,000	$290,600	62,042	(4)	$3,224,698
Louise L. Francesconi	30,000	$410,850	61,042	(4)	$3,180,418
Biggs C. Porter	22,533	$326,046	22,000		$1,018,420

(1)	These amounts are equal to the difference between the closing price of our common stock on the NYSE on the exercise date and the exercise price times the number of shares underlying the exercised option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 33,334 shares, the receipt of which Mr. Swanson had previously elected to defer. Upon vesting of such shares of restricted stock, a deferred compensation account was credited with the value of such shares and deemed invested in our common stock. In accordance with Mr. Swanson’s election, the account balance will be distributed to him in a lump sum payment within 15 days after his termination or retirement date, whichever is applicable. Also includes 186,806 shares which were issued to Mr. Swanson in February 2007 upon the MDCC’s determination of performance under the 2004-2006 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2006.
(4)	Includes 56,042 shares which were issued to the executive in February 2007 upon the MDCC’s determination of performance under the 2004-2006 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2006.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit ($)		Payments During the Last Fiscal Year($)
William H. Swanson	Qualified Excess SERP	33.34 33.34 34.50	$ $	1,009,736 12,990,959 —	$ $ $	0 0 0
David C. Wajsgras	Qualified Excess SERP	0.00 0.00 0.75		— — —	$ $ $	0 0 0
James E. Schuster	Qualified Excess SERP	6.25 6.25 7.25	$ $	115,467 537,202 —	$ $ $	0 0 0
Jay B. Stephens	Qualified Excess SERP	3.17 3.17 4.17	$ $	99,780 417,812 —	$ $ $	0 0 0
Louise L. Francesconi	Qualified Excess SERP	19.83 19.83 31.83	$ $	521,348 1,636,991 —	$ $ $	0 0 0
Biggs C. Porter(2)	Qualified Excess	2.00 2.00		— —	$ $	0 0

(1)	Does not reflect five additional years of credited service that will apply to Mr. Stephens’ credited service under our pension plans, including the SERP, when Mr. Stephens completes five years of employment with Raytheon in October, 2007.
(2)	Mr. Porter resigned from Raytheon effective June 2006. Because he did not complete a five-year period of service prior to his resignation, Mr. Porter was not vested in his pension benefit.

This table provides information regarding the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans, assuming benefits are paid at normal age based upon current levels of compensation. The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Pension Plan

We sponsor the Raytheon Company Pension Plan for Salaried Employees (Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, Schuster and Stephens. Ms. Francesconi is covered by the Raytheon Non-Bargaining Retirement Plan, which is discussed below. The Pension Plan is company-funded and since 1981 has not required or permitted employee contributions.

Benefits under the Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

•	1.8% for each of the first 20 years of benefit service; and

•	1.2% for each year of benefit service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards. Federal laws impose limitations on compensation amounts that may be included under qualified benefit plans. In 2006, up to $220,000 in eligible base salary and annual bonus could be included in the calculation of pensions under qualified plans.

The normal retirement age under the Pension Plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

Non-Bargaining Retirement Plan

Louise L. Francesconi is covered by the contributory part of the Raytheon Non-Bargaining Retirement Plan (Retirement Plan) and the Raytheon Excess Pension Plan. This part of the Retirement Plan covers people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The contributory part of the Retirement Plan requires employee contributions of 3% of covered earnings.

Benefits under the contributory part of the Retirement Plan are 1.75% of the employee’s final average compensation for each year of credited service, reduced by 1.5% of the employee’s Social Security benefit payable at age 65 for each year of credited service. Final average compensation under the contributory part of the Retirement Plan is the average of compensation in the highest five twelve-month periods out of the last ten twelve-month periods of employment, and includes base salary and annual cash incentive awards.

An employee retiring directly from Raytheon will be entitled immediately to 100% of the pension otherwise payable at age 65, provided that both of the following requirements are satisfied: (1) the employee’s age at termination of Raytheon employment is at least 55; and (2) the employee’s age plus continuous service at termination (both measured in full years) is at least 75. Unless both of those requirements are satisfied, the employee starting his or her pension before 65 will be entitled only to a pension reduced for early commencement.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, partially funded plan. The Raytheon Excess Pension Plan provides benefits that would have to be provided under our qualified pension plans but for certain Internal Revenue Code limitations on qualified benefit plans.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and social security.

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service and 50% of final average earnings after 15 years of service with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and social security. In June 2003, the Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans upon completion of five years of employment with the Company.

The years of credited service for Messrs. Swanson, Wajsgras, Schuster and Stephens and Ms. Francesconi do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William H. Swanson	$146,616	$146,616	$217,750	$—	$1,651,953
David C. Wajsgras	$47,770	$12,739	$4,512	$—	$65,020
James E. Schuster	$668,156	$41,756	$596,231	$—	$4,610,292
Jay B. Stephens	$445,644	$19,858	$159,965	$—	$1,671,047
Louise L. Francesconi	$402,321	$16,729	$335,140	$—	$2,634,931
Biggs C. Porter(3)	$13,501	$13,501	$3,902	$—	$66,408

(1)	Includes the following amounts of compensation earned in 2006 and deferred by the named executive officer under the Excess Savings Plan: Mr. Swanson – $146,616; Mr. Wajsgras – $47,770; Mr. Schuster – $41,756; Mr. Stephens –$49,644; Ms. Francesconi – $41,821; and Mr. Porter – $13,501. Also includes the following amounts of compensation earned in 2006 and deferred by the named executive officer under the Deferred Compensation Plan: Mr. Schuster – $626,400; Mr. Stephens – $396,000; and Ms. Francesconi – $360,500. The amounts set forth in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table on page 28.
(2)	Raytheon matching contributions under the Excess Savings Plan. The amounts set forth in this column are also included in the “All Other Compensation” column in the Summary Compensation Table on page 28.
(3)	Mr. Porter resigned from Raytheon effective June 2006. Amounts in his account under the Excess Savings Plan will be distributed to him in accordance with his election under such plan.

This table provides information for each named executive officer regarding contributions, earnings and account balances under each Raytheon defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified. The following is a description of the material terms and conditions of these plans.

Excess Savings Plan

The Excess Savings Plan is a non-qualified, unfunded plan designed to enable participants to continue to defer their compensation on a pre-tax basis when such compensation or the participants’ deferrals to tax-qualified plans (e.g. the RAYSIP 401(k) plan) exceed applicable Internal Revenue Code of 1986 (IRC) limits. Under the Excess Savings Plan, employees who are projected to be impacted by the IRC limits, may, on an annual basis, elect to defer compensation earned in the current year (including certain compensation earned in the current year but paid in the following year), such as salary and RBI and certain other incentive compensation. Participants must also elect when and how such amounts are to be distributed to them when they leave or retire from Raytheon. We make a matching contribution in an amount equal to 100% of the participant’s contribution not to exceed 4% of the participant’s base pay. Participants indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the RAYSIP 401(k) plan.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified, unfunded plan designed to enable participants to defer a portion of their compensation earned under their RBI awards on a pre-tax basis. Under the plan, executive officers and other key employees may, on an annual basis, elect to defer 25-90% of their RBI compensation earned in the current year but paid in the following year. Participants must also elect when and how such deferred amounts are to be distributed to them when they leave or retire from Raytheon and indicate how they wish their deferred compensation to be notionally invested among the same investment options available through the RAYSIP 401(k) plan. We do not make any matching contributions under this plan.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2006 and thus includes amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Policy.    We have an executive severance policy which provides certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the policy, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI incentive cash award and continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans and each of Messrs. Wajsgras, Schuster and Stephens and Ms. Francesconi is entitled to receive a cash payment equal to two times current base salary plus targeted RBI incentive cash award and continuation for two years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans.

Pension Benefits.    Except in the circumstances discussed below, a named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his or her employment. The accrued and vested amounts are not included in the tables below because all employees who participate in our pension plans are entitled to these amounts upon termination of their employment. However, in the event of an involuntary termination without cause, a named executive officer is entitled to continuation for two or three years of fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a “qualifying termination” within two years after a “change-in-control” (as discussed below), such executive is entitled to special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation.    Except in the circumstances discussed below, a named executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for two or three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a qualifying termination following a change-in-control, such executive is entitled to continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, a named executive officer forfeits his or her options and restricted stock awards to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options and restricted stock awards. Such executive is entitled to exercise any vested options for an extended period after termination and is entitled to continue to hold their shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of their employment. However, in the event of a qualifying termination following a change-in-control, or termination by reason of disability or death, a named executive officer is entitled to the acceleration of vesting with respect to all of his or her options and restricted stock awards, and certain payments pursuant to his or her LTPP awards based on our performance under such awards through the executive’s date of termination. Such executive is also entitled to the LTPP payments in the event he or she retires. Such payments are generally made by us when the remaining LTPP awards are settled in accordance with their terms.

Non-Qualified Deferred Compensation.    A named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his or her employment. The amounts are generally distributed to such executive in accordance with his or her election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Nonqualified

Deferred Compensation” on page 38, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment and these plans are available to substantial number of employees (including the executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In 2005, the MDCC engaged in a thorough review, assisted by its independent consultant, of our change-in-control agreements. At the conclusion of its review, the MDCC determined that we should enter into new forms of change-in-control agreements with our executives. As a result, we entered into revised change-in-control severance agreements with our senior executives.

In order to receive benefits under his or her change-in-control agreement, an executive must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of either three times or two times the executive’s current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his or her family are eligible to receive benefits for a period of three or two years. The cash payment will be paid within 30 days of the qualifying termination. In addition, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under his or her agreement. Generally, the gross-up payment will be paid within 5 days of an accounting firm’s determination regarding such payment, as contemplated by the agreement. The level of benefits payable in the event of a qualifying termination is determined based upon the level of responsibility of the executive.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of a sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his or her employment with us for “good reason.” Termination for “good reason” means that the executive has terminated his or her employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Swanson, Wajsgras, Schuster and Stephens and Ms. Francesconi. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

William H. Swanson

The table below indicates the amount of compensation payable by us to Mr. Swanson, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$10,764,129	$11,400,043	$—	$—	$—
Pro-rata Target Bonus	—	—	—	2,400,029	—	—	—

Benefits & Perquisites
Pension	—	—	5,474,000	1,879,000	—	—	—
Health and Welfare Benefit Continuation	—	—	25,555	25,555	—	—	—
Executive Benefits and Perquisites Continuation	—	—	137,089	137,089	—	—	—
280G Tax Gross-Up	—	—	—	11,604,015	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	1,085,002	1,085,002	1,085,002	—
Value of Accelerated Restricted Stock	—	—	—	13,992,053	13,992,053	13,992,053	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	4,928,000	4,928,000	4,928,000	4,928,000

Total	$—	$—	$16,400,773	$47,450,786	$20,005,055	$20,005,055	$4,928,000

David C. Wajsgras

The table below indicates the amount of compensation payable by us to Mr. Wajsgras, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,800,013	$4,200,019	$—	$—	$—
Pro-rata Target Bonus	—	—	—	700,003	—	—	—

Benefits & Perquisites
Pension	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation	—	—	30,706	46,059	—	—	—
Executive Benefits and Perquisites Continuation	—	—	70,990	106,485	—	—	—
280G Tax Gross-Up	—	—	—	2,736,105	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	—	—	—	—
Value of Accelerated Restricted Stock	—	—	—	4,224,000	4,224,000	4,224,000	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	440,000	440,000	440,000	440,000

Total	$—	$—	$2,901,709	$12,452,671	$4,664,000	$4,664,000	$440,000

James E. Schuster

The table below indicates the amount of compensation payable by us to Mr. Schuster, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,187,994	$3,281,990	$—	$—	$—
Pro-rata Target Bonus	—	—	—	546,998	—	—	—

Benefits & Perquisites
Pension	—	—	263,000	4,337,000	—	—	—
Health and Welfare Benefit Continuation	—	—	25,486	38,229	—	—	—
Executive Benefits and Perquisites Continuation	—	—	69,628	104,442	—	—	—
280G Tax Gross-Up	—	—	—	4,923,855	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	581,207	581,207	581,207	—
Value of Accelerated Restricted Stock	—	—	—	2,666,400	2,666,400	2,666,400	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,320,000	1,320,000	1,320,000	1,320,000

Total	$—	$—	$2,546,108	$17,800,121	$4,567,607	$4,567,607	$1,320,000

In August 2006, we entered into a retention agreement with Mr. Schuster in connection with our announcement that we were intending to explore strategic alternatives for Raytheon Aircraft Company. In December 2006, we signed a definitive agreement to sell Raytheon Aircraft to Hawker Beechcraft Corporation and Greenbulb Limited (collectively, the “Purchaser”), for approximately $3.3 billion in cash (the “RAC Sale”). The RAC Sale is subject to certain closing conditions and is expected to be completed during the first half of 2007. However, because the RAC Sale was not consummated by December 31, 2006 and may not be consummated at all, the amounts set forth above do not include all potential compensation payable to Mr. Schuster in connection with such transaction, including the Purchaser compensation program discussed below.

Under the retention agreement, Mr. Schuster will be entitled to receive a lump sum payment of one times his annual base salary plus annual target RBI cash incentive award upon the consummation of a transaction, in the event he remains employed by Raytheon Aircraft through such date. Mr. Schuster may also be entitled to receive an additional lump sum payment of two times his annual base salary plus annual target RBI cash incentive award dependent upon the terms of his employment by any successor entity to Raytheon Aircraft following the consummation of a transaction, all as more fully set forth in the retention agreement.

In addition, in connection with the RAC Sale, we have agreed to fund a retention plan of the Purchaser covering certain RAC employees, including Mr. Schuster. The retention plan is designed for the Purchaser to provide the RAC employees with the equivalent value of the employees’ unvested Raytheon equity awards and certain retirement benefits that they would otherwise forfeit upon termination of their employment with Raytheon in connection with the expected closing of the RAC Sale. Under the Purchaser retention plan, Mr. Schuster would receive approximately $4.5 million of his unvested Raytheon equity awards and approximately $3.7 million of his unvested SERP benefit.

Jay B. Stephens

The table below indicates the amount of compensation payable by us to Mr. Stephens, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,465,965	$3,698,947	$—	$—	$—
Pro-rata Target Bonus	—	—	—	616,491	—	—	—

Benefits & Perquisites
Pension	—	—	2,197,000	5,263,000	1,279,000	677,000	—
Health and Welfare Benefit Continuation	—	—	7,135	10,703	—	—	—
Executive Benefits and Perquisites Continuation	—	—	74,558	111,837	—	—	—
280G Tax Gross-Up	—	—	—	5,630,592	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	387,905	387,905	387,905	—
Value of Accelerated Restricted Stock	—	—	—	2,745,600	2,745,600	2,745,600	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,320,000	1,320,000	1,320,000	1,320,000

Total	$—	$—	$4,744,658	$19,785,075	$5,732,505	$5,130,505	$1,320,000

Louise L. Francesconi

The table below indicates the amount of compensation payable by us to Ms. Francesconi, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,905,530	$2,858,294	$—	$—	$—
Pro-rata Target Bonus	—	—	—	476,382	—	—	—

Benefits & Perquisites
Pension	—	—	—	2,426,000	—	—	—
Health and Welfare Benefit Continuation	—	—	12,876	19,314	—	—	—
Executive Benefits and Perquisites Continuation	—	—	71,447	107,170	—	—	—
280G Tax Gross-Up	—	—	—	3,862,172	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	357,830	357,830	357,830	—
Value of Accelerated Restricted Stock	—	—	—	2,455,200	2,455,200	2,455,200	—
Value of Accelerated LTPP (Pro-rata)	—	—	—	1,320,000	1,320,000	1,320,000	1,320,000

Total	$—	$—	$1,989,853	$13,882,362	$4,133,030	$4,133,030	$1,320,000

Biggs C. Porter

In connection with Mr. Porter’s voluntary resignation effective June 2006, the MDCC approved certain payments to him totaling $226,241, including $27,274 for accrued but unused paid time-off, including paid time-off carried over from previous years in accordance with our policy, and $198,967 for the value of an unvested restricted stock award granted in 2004 which represented foregone compensation from a previous employer. Mr. Porter also received a $127,000 payment in February 2007 for certain transition services performed in 2006 following his resignation pursuant to a consulting arrangement. Because he did not complete a five-year period of service prior to his resignation, Mr. Porter was not vested in his pension benefit. In addition, his balance of $66,408 in his account under the Excess Savings Plan will be distributed to him in accordance with his election under such plan.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of the Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for Raytheon’s financial statements and the overall reporting process, including Raytheon’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2006, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

During fiscal year 2006, management documented, tested and evaluated Raytheon’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of Raytheon’s progress by management and the independent auditor periodically throughout the year. Management has provided us with a report on the effectiveness of Raytheon’s internal controls. We have reviewed management’s and the independent auditor’s evaluation of Raytheon’s internal controls to be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

We discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

PwC issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for Raytheon’s 2006 financial statements. We have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and the independent auditor referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Vernon E. Clark,

Ferdinand Colloredo-Mansfeld, Frederic M. Poses and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2006 and 2005.

	2006	2005
Audit Fees(1)	$14.5 million	$13.5 million
Audit-Related Fees(2)	0.3 million	0.2 million
Tax Fees(3)	0.7 million	1.6 million
All Other Fees	—	—
Total	$15.5 million	$15.3 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of Raytheon’s financial statements and not reported under “Audit Fees.” For 2006, fees are primarily for audits of financial statements of employee benefit plans and advisory services for a potential divestiture. For 2005, fees are primarily for audits of financial statements of employee benefit plans and for potential acquisitions or divestitures.
(3)	Fiscal year 2006 includes approximately: (i) $0.5 million for non-U.S. tax compliance and tax return services and (ii) $0.2 million for domestic tax compliance. Fiscal year 2005 includes approximately: (i) $1.1 million for non-U.S. tax compliance and consulting services; (ii) $0.4 million for U.S. tax compliance and consulting services; and (iii) $0.1 million for expatriate tax return services. Services associated with our expatriate tax program were transitioned to another public accounting firm during fiscal 2005.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2007. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

STOCKHOLDER PROPOSALS

We have been notified that a number of stockholders intend to present proposals for consideration at the 2007 annual meeting. We continue to make corporate governance, particularly stockholder concerns, a priority and have contacted each of the stockholders who submitted proposals for consideration at the 2007 annual meeting. Management remains open to engaging in dialogue with respect to stockholder concerns and to share our views regarding our governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2008 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	November 21, 2007, if the proposal is submitted for inclusion in our proxy materials for the 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 3, 2008 and February 2, 2008 if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

STOCKHOLDER PROPOSAL

(Item No. 3 on the proxy card)

The Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Ave., Los Angeles, CA 90043, beneficial owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED: Shareholders request that our Board establish a rule (required in our charter or bylaws if practicable) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

This proposal topic won 47% shareholder support at our 2006 annual meeting. It was sponsored by Ray T. Chevedden, Los Angeles, Calif.

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

•	“D” in Governance.

•	“High” in Overall Governance Risk Assessment.

•	No independent board chairman.

•	No lead director.

•

Yet the Raytheon board and CEO/Chairman William Swanson made light of the 2006 revelations of “unintentional” plagiarism by Swanson in his widely read book, “Swanson’s Unwritten Rules of Management.” There is nothing at all light about the lack of ethical clarity and commitment shown by the Raytheon board in its handling of this matter.

Additionally:

•	Our board failed to enact shareholder proposals that received a majority of votes cast on more than one occasion.

•	Mr. Poses, Raytheon director, also served on the Centex (CTX) board rated “D” by TCL.

•	Mr. Spivey, Raytheon director, also served on the Novellus (NVLS) board rated “D” by TCL. Mr. Spivey also served on 6 boards total and on our key audit committee – Over-commitment concern.

•	Admiral Clark owned zero shares – Lack of confidence concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Separate the Roles of CEO and Chairman

Yes on 3

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that the adoption of a policy to mandate the separation of the roles of Chairman and Chief Executive Officer would limit the Board’s ability to select the director best suited to serve as Chairman based on then relevant Company-specific facts, circumstances and criteria. At the present time the Board believes that the Company and its stockholders are best served by having the Chief Executive Officer also serve as the Chairman of the Board and having an independent Lead Director. This structure has served us well. Furthermore, the Board believes that effective oversight of management is best accomplished through the composition of the entire Board and its committees, not by forcing an arbitrary separation of the roles of the Chairman and the Chief Executive Officer.

The Company’s current governance structure already provides for active, strong and independent oversight of the Company’s management and affairs. Contrary to a number of the proponent’s assertions, the Company is recognized as having sound, progressive governance practices. In December 2002, the Board created the position of independent Lead Director who is empowered with broad leadership authority and responsibilities, as described on page 6 of this proxy statement, and provides a proper counterweight to the Chief Executive Officer. The Board has amended its Governance Principles to clarify and enhance the duties and responsibilities of the Lead Director. In addition, nine of the ten current directors are independent. The Company’s Audit Committee, Governance and Nominating Committee, Management Development and Compensation Committee, and Public Affairs Committee, which perform critical oversight functions, are composed entirely of independent directors. Committee chairs approve agendas and materials for their committee meetings. Independent directors meet in executive sessions that are not attended by management in conjunction with each regularly scheduled Board meeting. The performance of the Chief Executive Officer is reviewed annually by the Management Development and Compensation Committee, which is composed entirely of independent directors, and by the full Board. The Lead Director, as well as the other independent directors, communicate regularly with the Chief Executive Officer regarding Board related matters, and the Lead Director works directly with the CEO to develop the Board’s agendas.

In 2006 Michael C. Ruettgers was elected by the Board as Lead Director to succeed Warren B. Rudman. Mr. Ruettgers’ business experience and judgment, along with his independence, make him well qualified to perform the Lead Director role in an effective and robust manner consistent with good governance.

Notwithstanding the proponent’s arguments, there is no clear consensus in the U.S. that separating the roles of Chairman and Chief Executive Officer is a governance best practice. Based upon the most recent data available to us, the majority of S&P 500 companies combine the role of Chairman and Chief Executive Officer. There is no “one size fits all” practice. In addition, based on published data for 2006 and 2005, stockholders in an overwhelming number of cases rejected these types of proposals. Of over seventy-five companies that were reported to have received a similar proposal and submitted it to a shareholder vote in 2005 and 2006, only five companies recorded a majority of the votes cast for the proposal.

The Board of Directors values its flexibility to select, on a case-by-case basis, the style of leadership best able to meet the Company’s and stockholders’ needs based on the individuals available and circumstances present at the time. The Board believes that the Company’s corporate governance structure, with its emphasis on independence and a strong Lead Director with clearly articulated responsibilities, makes it unnecessary to have an absolute requirement that the Chairman be an independent director. Implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 4 on the proxy card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of 100 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED:    Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

The cumulative voting topic won its second 50%+ vote at our 2006 annual meeting. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. The Council also recommends adoption of a proposal after it wins one majority vote. The Council does not recommend that directors stall for a second or third majority vote before taking action. Also at least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005 and 55% at GM in 2006. The GM 55% vote was up from 49% in 2005.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting could encourage the election of one director with greater expertise and interest in improving our corporate governance and curbing our excessive executive pay.

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company “High Concern” in CEO pay and added:

•	The amount of our CEO’s “All Other Compensation” questions the board’s ability to ensure that the executive compensation process is sufficiently performance-related.

•	The CEO’s total annual compensation exceeds the median for a company of this size by more than 20%.

The above status shows there is room for improvement at our company and reinforces the reason to take one step forward now and vote yes for Cumulative Voting.

Cumulative Voting

Yes on 4

The Board recommends that stockholders vote AGAINST this proposal.

Cumulative voting could create conflicts of interest and factionalism, interfere with the Board’s effectiveness and provide an opportunity for special interests to gain a disproportionate voice in stockholder voting. Cumulative voting allows a stockholder to multiply the number of shares he or she owns by the number of director nominees standing for election, and then cast that total number of votes for only one director nominee. Thus, cumulative voting would permit a small special interest group of stockholders to elect a director who is less independent because that director represents a particular group’s narrow or special interests.

Cumulative voting may result in a director who has an inherent conflict between the interests of the Company and its stockholders, on the one hand, and his or her special constituency, on the other. It also introduces the possibility of factionalism among directors, weakening their ability to work together. By contrast, allowing each share of common stock to have one vote for each director nominee, as is currently the case at Raytheon, encourages the accountability of each director to all of the Company’s stockholders.

The great majority of states do not have mandatory cumulative voting and the Revised Model Business Corporation Act recommends that state laws not mandate such a voting approach. In fact, the vast majority of public companies provide, as does Raytheon, for the election of directors by allowing each share of common stock one vote. This current and long-standing method of voting for the Company’s directors has resulted in a balanced and highly effective Board. Further, contrary to the proponent’s erroneous assertion, cumulative voting did not receive a majority affirmative vote at the Company’s 2006 Annual Meeting.

The Board’s recognized commitment to sound corporate governance would not be furthered with cumulative voting. The Board has a robust process in place to ensure the nomination and election of independent directors as disclosed in our proxy statement. The Governance and Nominating Committee examines a candidate’s professional experience and expertise, assesses his or her ability to offer advice and guidance to senior management, and evaluates whether a candidate would contribute in a meaningful and consistent way to the Board’s deliberative process. In addition, the Board has increased its accountability to stockholders by adopting a number of best practices including the following:

•	Fully independent board (except chairman) with defined lead director role

•	The annual election of all directors

•	The termination of the Company’s stockholder rights plan (“poison pill”)

•	Adoption of a majority voting by-law

The Board’s adoption of a majority voting by-law on October 11, 2006 is an additional reason to oppose cumulative voting. Cumulative voting combined with majority voting may be incompatible and could well result in unintended consequences. For these and the other reasons stated above, the Board believes that cumulative voting is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

The AFL-CIO, 815 Sixteenth Street N.W., Washington, D.C. 20006, beneficial owner of 300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED:    The shareholders of the Raytheon Company (“Raytheon” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan or the Company’s Excess Pension Plan. Under this SERP, participating senior executives after 15 years of service and age 60 may receive annual payments up to 50 percent of their final average compensation.

In addition, certain executives have received pension enhancements. General Counsel Jay Stephens has received five additional years of pension credit for years not actually worked. Moreover, he and other senior executives are eligible to receive an additional three years of pension credit under the terms of their change-in-control agreements.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote for this resolution.

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that, given the competitive market for qualified senior executives, the Company must retain the flexibility to offer employment packages that will permit it to attract such an executive to join the Company, particularly where he or she is confronted with forfeiting substantial retirement benefits accrued at a previous employer. Attracting and retaining key talent in a competitive business environment requires the ability to design, without delay, executive compensation arrangements. The proponent’s proposal would undermine this important objective.

Supplemental Executive Retirement Plans are an important part of executive compensation and are utilized by most large companies, many of which compete with us for executive talent. Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the stockholder approval requirement. It would require us either to incur significant time and expense to convene a special stockholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting.

It is important to note that any benefit provided under our SERP is offset by amounts payable under any other Company pension plan, any prior employer’s pension plan and Social Security. Accordingly, the Company’s liability under the SERP is less than 1% of the Company’s total pension liability for all non-SERP participants. Our SERP plan provides equitable and consistent supplemental retirement benefits at the senior level across the Company.

Under our existing practices, all executive compensation plans for senior executives, including the SERP, and all other retirement benefits and agreements, are reviewed and approved by the Management Development and Compensation Committee of the Board. The Board approves all compensation arrangements for the executive officers listed in the Summary Compensation Table on page 28 of this proxy statement. Based on periodic benchmarking within the Company’s compensation peer group undertaken with the assistance of an independent consultant, we believe that our SERP and other executive retirement benefits are consistent with market practice.

The Company fully discloses to the investing public its executive compensation plans and practices. The Company’s SERP, along with the participant list, has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s web site as well as the web site of the Securities and Exchange Commission. There is a summary of the SERP and any other retirement benefits for our five most highly compensated executive officers beginning on page 36 of this proxy statement under the heading “Pension Benefits.”

In summary, the Board believes that the Company’s SERP promotes stockholders’ interests by providing flexibility essential to recruiting and retaining the most qualified senior executive talent. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2006 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

March 21, 2007

		From Baltimore (I-395)/ PointsNorth
ADMISSION TICKET	1.	Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia
	2.	Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/Crystal City
Annual Meeting of Stockholders	3.	Take the 15th Street/ Pentagon City exit
Wednesday, May 2, 2007, 11:00 a.m. Eastern Time	4.	Turn left onto 15th Street
The Ritz-Carlton, Pentagon City	5.	Continue three blocks and turn right onto South Hayes Street
1250 South Hayes Street
Arlington, VA	6.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom

From Richmond (I-95)/ Points South		From Route 50 East/ Annapolis

1. Follow I-95 North to I-395 North	1.	Take Route 50 West into D.C., Route 50 will become New York Avenue
2. Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street	2.	Take the I-395 South exit
3. The Ritz-Carlton, Pentagon City is located on the right, adjacent to Nordstrom	3.	Cross over the 14th Street Bridge
	4.	Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)
	5.	From Route 1 take the 15th Street exit
	6.	Turn right onto 15th Street
	7.	Proceed three blocks, turn right onto South Hayes Street
	8.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom
		From Route 50 West/ Fairfax
	1.	Follow Route 50 East to Route 27 East/Washington
		Boulevard (towards I-395/ Pentagon)
	2.	Merge onto Washington Boulevard and take I-395 North
		ramp towards Route 1 South
	3.	Stay right at the first fork and left at the second fork
	4.	Merge onto South Hayes Street
	5.	The Ritz-Carlton will be on the right, adjacent
		to Nordstrom
		(Note:Valet parking is available for a fee at the hotel.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2007

The undersigned hereby appoints William H. Swanson, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 2, 2007 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, VA, and any adjournment or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot at the Annual Meeting and any adjournment or postponement thereof. If the undersigned does not provide voting instructions to the trustee, or if the ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _______________________________________________________________________
_________________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038	Use the Internet to transmit your voting instructions and or electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Raytheon Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAYTH1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON
The Board of Directors recommends a vote FOR the listed nominees under Item 1.

Item 1 - Election of Directors

NOMINEES:		For	Against	Abstain			For	Against	Abstain
1a)	Barbara M. Barrett	☐	☐	☐	COMPANY PROPOSAL: The Board of Directors recommends a vote FOR Item 2.
1b)	Vernon E. Clark	☐	☐	☐	Item 2 -	Ratification of Independent Auditors	☐	☐	☐

1c)	John M. Deutch	☐	☐	☐

1d)	Frederic M. Poses	☐	☐	☐	STOCKHOLDER PROPOSALS: The Board of
1e)	Michael C. Ruettgers	☐	☐	☐	Directors recommends a vote AGAINST Items 3, 4 and 5.		☐	☐	☐

1f)	Ronald L. Skates	☐	☐	☐	Item 3 -	Separate the CEO and Chairman roles	☐	☐	☐

1g)	William R. Spivey	☐	☐	☐	Item 4 -	Adopt cumulative voting	☐	☐	☐

1h)	Linda G. Stuntz	☐	☐	☐	Item 5 -	Seek stockholder approval of senior executive retirement benefits	☐	☐	☐

1i)	William H. Swanson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date